Agreement

Montana Tunnels Mining, Inc.: Montana Tunnels Mine

Facility Agreement

Montana Tunnels Mining, Inc.

Apollo Gold Corporation

Apollo Gold Inc.

RMB Australia Holdings Limited

RMB Resources Inc.

david.walton@freehills.com
haaron.bokhari@freehills.com

QV.1 Building 250 St Georges Terrace Perth WA 6000 Australia GPO Box U1942 Perth WA 6845 Australia Sydney Melbourne Perth Brisbane Singapore	Telephone +61 8 9211 7777 Fax +61 8 9211 7878 www.freehills.com DX 104 Perth Correspondent Offices in Hanoi Ho Chi Minh City Jakarta

Summary

Facility Agreement

Matter	Montana Tunnels Mining Inc.: Montana Tunnels Mine

Overview	A financing of up to US$8,000,000 to Montana Tunnels Mining, Inc.

Contents
Table of contents

	The agreement		1

	Operative part		3

1	Definitions and interpretations		3
	1.1	Definitions	3
	1.2	Interpretations	21
	1.3	Inclusive expressions	22
	1.4	Business Day	22
	1.5	Accounting Standards	22

2	Conditions precedent		22
	2.1	Conditions precedent to initial Funding Portion	22
	2.2	Conditions precedent to all Funding Portions	24
	2.3	Certified copies	24
	2.4	Benefit of conditions precedent	24

3	Commitment, purpose and availability of Facility		24
	3.1	Provision of Commitment	24
	3.2	Purpose	24
	3.3	Cancellation of Commitment during Availability Period	25
	3.4	Cancellation at end of Availability Period	25
	3.5	Voluntary prepayment	25
	3.6	Mandatory prepayment	25
	3.7	Cancellations and prepayments in inverse order	25

4	Funding and rate setting procedures		26
	4.1	Delivery of Funding Notice	26
	4.2	Requirements for a Funding Notice	26
	4.3	Irrevocability of Funding Notice	26
	4.4	Amount of Funding Portions	26
	4.5	Selection of Interest Periods	26
	4.6	Determination of Funding Rate	27

5	Facility		27
	5.1	Provision of Funding Portions	27
	5.2	Repayment	27
	5.3	Repayment of other Secured Moneys	27
	5.4	Interest	27
	5.5	Calculation of per annum interest rate	27

6	Payments		28
	6.1	Manner of payment	28
	6.2	Payments on a Business Day	28
	6.3	Payments in gross	28
	6.4	Additional payments	28
	6.5	Taxation deduction procedures	29
	6.6	Tax Credit	29
	6.7	Tax affairs	29
	6.8	Amounts payable on demand	29

Contents 1

Contents

	6.9	Appropriation of payments	29
	6.10	Currency exchanges	30

7	Representations and warranties		30
	7.1	General representations and warranties	30
	7.2	Project representations and warranties	33
	7.3	Survival and repetition of representations and warranties	34
	7.4	Reliance by Finance Parties	34

8	Undertakings		34
	8.1	Conduct of Project	34
	8.2	Project Covenants	35
	8.3	Provisions relating to the MDOA	35
	8.4	Environmental issues	36
	8.5	Mineral Rights	36
	8.6	Corporate budget	36
	8.7	Provision of information and reports	37
	8.8	Proper accounts	37
	8.9	Notices to the Agent	38
	8.10	Corporate existence	39
	8.11	Compliance	39
	8.12	Maintenance of capital	39
	8.13	Compliance with laws and Authorisations	39
	8.14	Payment of debts, outgoings and Taxes	40
	8.15	Project Documents	40
	8.16	Amendments to constitution	40
	8.17	Negative pledge and disposal of assets	40
	8.18	No change to business	41
	8.19	Financial accommodation and Financial Indebtedness	41
	8.20	Arm’s length transactions	41
	8.21	No Subsidiaries	42
	8.22	Restrictions on Distributions and fees	42
	8.23	Undertakings regarding Secured Property	42
	8.24	Insurance	43
	8.25	Financial undertakings	44
	8.26	Hedging	45
	8.27	Repayment of Secured Debentures and RMB GSA	45
	8.28	Subordination	45
	8.29	Term of undertakings	46

9	Cashflow Model		46
	9.1	Calculations	46
	9.2	Calculations in United States Dollars	47
	9.3	Maintenance	47
	9.4	Update of Cashflow Model	47
	9.5	Factors since commencement of production	47
	9.6	Delivery of updated Cashflow Model	47
	9.7	Determination is binding	47

10	Transaction Accounts		48
	10.1	Establishment of Transaction Accounts	48
	10.2	Project Operating Account	48
	10.3	Proceeds Account	48
	10.4	Limit on withdrawals	48

Contents 2

Contents

11	Events of Default		49
	11.1	Events of Default	49
	11.2	Effect of Event of Default	51
	11.3	Transaction Parties to continue to perform	51
	11.4	Enforcement	52
	11.5	Review event	52

12	Increased costs and illegality		52
	12.1	Increased costs	52
	12.2	Illegality	53
	12.3	Reduction of Commitment	53

13	Indemnities and Break Costs		53
	13.1	General indemnity	53
	13.2	Break Costs	54
	13.3	Foreign currency indemnity	54
	13.4	Conversion of currencies	54
	13.5	Continuing indemnities and evidence of Loss	55

14	Fees, Tax, costs and expenses		55
	14.1	Arrangement fee	55
	14.2	Commitment fee	55
	14.3	Tax	55
	14.4	Costs and expenses	56

15	Interest on overdue amounts		56
	15.1	Payment of interest	56
	15.2	Accrual of interest	56
	15.3	Rate of interest	56

16	Assignment		57
	16.1	Assignment by Transaction Party	57
	16.2	Borrower obligation in registered form	57
	16.3	Assignment by Finance Party	57
	16.4	Assist	57
	16.5	Participation not permitted	57
	16.6	Lending Office	57
	16.7	No increase in costs	58

17	Saving provisions		58
	17.1	No merger of security	58
	17.2	Exclusion of moratorium	58
	17.3	Conflict	58
	17.4	Consents	58
	17.5	Principal obligations	58
	17.6	Non-avoidance	59
	17.7	Set-off authorised	59
	17.8	Agent’s certificates and approvals	59
	17.9	No reliance or other obligations and risk assumption	59
	17.10	Power of attorney	60

18	General		60
	18.1	Confidential information	60
	18.2	Transaction Party to bear cost	60
	18.3	Notices	60

Contents 3

Contents

18.4	Governing law and jurisdiction	61
18.5	Prohibition and enforceability	61
18.6	Waivers	61
18.7	Variation	62
18.8	Cumulative rights	62
18.9	Attorneys	62
18.10	Counterparts	62

Schedules

Notice Details		64

Repayment Schedule		66

Securities		67

Officer’s certificate		68

Funding Notice		70

Promissory Note		71

Permitted Encumbrances		73

Material Agreements		75

RMB GSA		77

Key Mineral Rights		90

Current Insurance Policies		96

Excluded Claims		97

Signing page

Freehills owns the copyright in this document and using it without permission is strictly prohibited.

Contents 4

The agreement

Facility Agreement

Date ►

Between the parties
Borrower
Montana Tunnels Mining, Inc.

a corporation existing under the laws of Delaware, United States of America of 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America

(Borrower)

Guarantors
Apollo Gold Corporation

a corporation existing under the laws of the Yukon Territory, Canada of 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America

(APG)

Apollo Gold Inc.

a corporation existing under the laws of Delaware, United States of America of 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America

(AGI)

Financier	RMB Australia Holdings Limited a company incorporated under the laws of Australia of Level 13, 60 Castlereagh Street, Sydney, New South Wales 2000, Australia (Financier)
Agent	RMB Resources Inc. a company incorporated under the laws of Delaware, United States of America of Suite 900, 143 Union Boulevard, Lakewood, Colorado 80228, United States of America (Agent)

The agreement

Background	the Financier has agreed to provide the Facility to the Borrower on the terms of this agreement.
The parties agree	as set out in the operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

Operative part
1    Definitions and interpretations

1.1   Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning
Accounting Standards	generally accepted accounting principles in Canada.
Affiliate	with respect to a Person:
	1	any partner, officer, ten percent (10%) or more shareholder, manager, director, employee or managing agent of that Person or that Person’s Affiliates;
	2	any spouse, parent, siblings, children or grandchildren (by birth or adoption) of that Person; and
	3	any other Person (other than a Subsidiary):
• that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that Person;
• that directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other voting interest of that Person or any Subsidiary of that Person; or
• 10% or more of the voting stock or partnership or other voting interest of which is directly or indirectly beneficially owned or held by that Person or a Subsidiary of that Person.
Attorney		• an attorney appointed under a Transaction Document.
Authorisation	1	any consent, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, approval, permit, authority or exemption; or
2
in relation to anything which a Government Agency may prohibit or restrict within a specific period, the expiry of that period without intervention or action or notice of intended intervention or action.

Availability Period	the period commencing on the satisfaction of the conditions precedent in clause 2.1 and ending on the earlier of:
	1	the date on which the Commitment is cancelled in full under this agreement; or
	2	31 December 2007.
Bensing Title Reports	1	the “Montana Tunnels Patented Ground Title Report” prepared at the request of Bensing and Associates, Inc. dated 2 February 2007; and
	2	the “MTMI Unpatented Mining Claims Location to Present Title Report” prepared at the request of Bensing and Associates, Inc. dated 2 February 2007.

1 Definitions and interpretations

Term	Meaning
Best Efforts
in respect of clause 8.3(a) the commercially reasonable best efforts of the Borrower in its capacity as a participant in the Project having the percentage interest which the Borrower holds from time to time (50% at the date of this agreement) in the MDOA.

Break Costs	for any repayment or prepayment the amount (if any) by which:
	1	the interest on the amount repaid or prepaid which the Financier should have received under this agreement (had the repayment or prepayment not occurred), exceeds:
	2	the return which that Financier would be able to obtain by placing the amount repaid or prepaid to it on deposit with a Reference Bank, in each case for the period from the date of repayment or prepayment until the last day of the then current Interest Period applicable to the repaid or prepaid amount.
Business Day	1	for the purposes of clause 18.3, a day on which banks are open for business in the city where the notice or other communication is received excluding a Saturday, Sunday or public holiday; and
	2	for all other purposes, a day on which banks are open for business in Sydney, Australia and Denver, Colorado, excluding a Saturday, Sunday or public holiday.
CADS
in respect of a period, the Revenue for that period less the aggregate of the following amounts actually paid by the Borrower during that period (or, where not actually paid at the date of any calculation, projected or estimated by the Borrower to be actually paid by the Borrower during that period as contemplated in the Cashflow Model):

	1	Operating Costs in accordance with the latest Cashflow Model; and
2
any fees, Taxes or royalties paid to a Government Agency in respect of the Project (whether currently payable or levied or imposed after the date of this agreement) or royalties payable under the terms of any agreement in relation to the Mineral Rights.

Calculation Date	each Quarterly Date while there is Principal Outstanding or exposure under a Financier Hedging Agreement with respect to Product.
Canada Trust Securities	1	the General Security Agreement granted by APG in favour of the Canada Trust Company dated 4 January 2006;
	2	the charge granted by APG in favour of the Canada Trust Company dated 6 January 2006;
	3	the Assignment of Material Documents granted by APG in favour of the Canada Trust Company dated 6 January 2006;
	4	the Assignment of Insurance granted by APG in favour of the Canada Trust Company dated 6 January 2006;

1 Definitions and interpretations

Term	Meaning

5  the Environmental Indemnity Agreement granted by APG in favour of the Canada Trust Company dated 4 January 2006; and

6  the Construction Lien, Warranty and Indemnity granted by APG in favour of the Canada Trust Company dated 4 January 2006,

granted to secure obligations under the Secured Debentures.

Cashflow Model
the cashflow model prepared by the Borrower and approved by the Agent and based on the Project Plan to be initially provided in accordance with clause 2.1(g) and then provided in an updated form under clause 9.

Change in Law
any present or future law, regulation, treaty, order or official directive or request (which, if not having the force of law, would be complied with by a responsible financial institution) which:

1  commences, is introduced, or changes, after the date of this agreement; and

2  does not relate to a change in the effective rate at which Tax is imposed on the overall net income of a Finance Party.

Clements Litigation	the litigation commenced as at the date of this agreement and known in its filing as “Christoper Clements, et al v. Montana Tunnels Mining, Inc. and Apollo Gold, Inc.”.
Collateral Security
any present or future Encumbrance, Surety Obligation or other document or agreement created or entered into by a Transaction Party or any other person as security for, or to credit enhance, the payment of any of the Secured Moneys, including any further security granted under clause 8.23(b).

Commitment	the maximum aggregate amount agreed to be provided by the Financier under the Facility, being US$8,000,000, as reduced or cancelled in accordance with this agreement.
Contamination	in respect of a property, the presence of Pollutants: 1 in, on or under the property; or 2 in the ambient air and emanating from the property.
Contested Tax	a Tax payable by a Transaction Party where the Transaction Party is contesting its liability to pay that Tax, and has reasonable grounds to do so.
Control
of a Person, includes the possession directly or indirectly of the power, whether or not having statutory, legal or equitable force, and whether or not based on statutory, legal or equitable rights, directly or indirectly, to do any of the following:

1  where the word Control is used in the context of a Review Event, to control 20% or more of the total votes which might be cast at a general meeting of that Person;

2  where the word Control is used elsewhere in this agreement, to control 50% or more of the total votes which might be cast at a general meeting of that Person;

1 Definitions and interpretations

Term	Meaning

3  to elect or appoint a majority of the board of directors or other governing body of that Person; or

4     to direct or cause the direction of the management and policies of that company whether by means of trusts, agreements, arrangements, understandings, the ownership of any interest in shares or stock of that company or otherwise.

Corporate Budget
the consolidated corporate budget for non-Project expenditures of the Borrower, AGI and APG through the end of 2008, to be provided in accordance with clause 2.1(e) and amended to the extent that the Agent agrees to a proposal provided under clause 8.7(b).

Current Insurance Policies	the policies summarised in schedule 11.
Default	1 an Event of Default; or 2 a Potential Event of Default.
Dispose	in relation to any asset, property or right, means to sell, transfer, assign, surrender, convey, lease, licence, lend, farm-out or otherwise dispose of any interest in the asset, property or right.
Distribution	any dividend, distribution or other amount declared or paid by a Transaction Party on any Marketable Securities issued by it.
Documents	the Transaction Documents and the Project Documents.
EKT	Elkhorn Tunnels, LLC, a limited liability company existing under the laws of Delaware, United States of America.
Encumbrance
1  any mortgage, agreement to secure debt, agreement of trust, lien, pledge, charge, capital lease, conditional sale or other title retention agreement, or other security interest, security title or encumbrance of any kind in respect of any property of that Person or upon the income and profits therefrom, whether that interest is based on the common law, statute or contract;

2  any arrangement, express or implied, under which any property of that Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Financial Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of that Person; and

3  the filing of, or any agreement to give, any financing statement under the Uniform Commercial Code of any state or its equivalent in any jurisdiction.

Environmental Approvals	all consents, approvals, licences or other Authorisations of any kind required by Environmental Law.

1 Definitions and interpretations

Term	Meaning
Environmental Bonding	the environmental bonding described in paragraph 1.4 of Exhibit A to the MDOA, except to the extent pertaining to the Diamond Hill Property described in the MDOA.
Environmental Law
any law of the United States of America or the State of Montana that relates to the protection of the environment or health and safety or manages Pollutants, including laws concerning land use or the rehabilitation of any land, development, Contamination, conservation of natural or cultural resources and resource allocation (including any law of the United States of America or the State of Montana relating to the exploration for, and development or exploitation of, any natural resource).

Event of Default	any event specified in clause 11.1.
Excess Cashflow
on any Repayment Date, the Borrower’s entitlement to the Net Cashflow (as defined in the MDOA) for the preceding Quarter minus the following amounts:

1  any amount payable to the Financier on that Repayment Date as interest payable under this agreement; and

2  the relevant Repayment Amount due on that Repayment Date,

plus or minus (as the case may be) the net revenue generated under the Financier Hedging Agreements.

Exchange	the Toronto Stock Exchange or the American Stock Exchange and Exchanges means both of them.
Excluded Claims	the unpatented mining claims listed in schedule 12.
Excluded Tax
a Tax imposed by any jurisdiction on the net income of a Finance Party but not a Tax:

1  calculated on or by reference to the gross amount of any payment (without allowance for any deduction) derived by a Finance Party under a Transaction Document or any other document referred to in a Transaction Document; or

2  imposed as a result of a Finance Party being considered a resident of or organised or doing business in that jurisdiction solely as a result of it being a party to a Transaction Document or any transaction contemplated by a Transaction Document.

Facility	the facility made available by the Financier to the Borrower under this agreement.
Federal Royalty	any royalty or other fee payable to a Government Agency of the United States of America based on the production of minerals from the Project.
Final Repayment Date	the later of the last occurring Repayment Date set out in the left column of the Repayment Schedule, or any other date determined to be the Final Repayment Date in accordance with this agreement.

1 Definitions and interpretations

Term	Meaning
Finance Party	each of the Agent and the Financier and Finance Parties means both of them.
Financial Indebtedness
any debt or other monetary liability in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

1  bill, bond, debenture, note or similar instrument;

2  acceptance, endorsement or discounting arrangement;

3  Surety Obligation;

4  finance or capital Lease;

5  agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service;

6  obligation to deliver goods or provide services paid for in advance by any financier;

7  agreement for the payment of capital or premium on the redemption of any preference shares; or

8  Hedging Agreements,

and irrespective of whether the debt or liability:

9  is present or future;

10   is actual, prospective, contingent or otherwise;

11   is at any time ascertained or unascertained;

12   is owed or incurred alone or severally or jointly or both with any other person; or

13   comprises any combination of the above.

Financial Report
in relation to an entity, the following financial statements and information in relation to the entity (or the equivalent financial statements or information in the jurisdiction of the entity), prepared for its financial quarter, financial half-year or financial year:

1  a statement of financial performance;

2  a statement of financial position; and

3  a statement of cashflows.

Financier Hedging Agreement	the RMB ISDA and each other Hedging Agreement to which the Financier is a party.
Force Majeure Event
1  an act of God;

2  war, revolution, an act of terrorism, or any other unlawful act against public order or authority;

3  a restraint by a Government Agency; and

4  any other event which a reasonable person could not foresee or reasonably make provision for or insure against,

which wholly or partially prevents, hinders, obstructs, delays or interferes with the development or operation of the Project or the sale of Product.

1 Definitions and interpretations

Term	Meaning
Funding Date	the date on which a Funding Portion is provided, or is to be provided, to the Borrower under this agreement.
Funding Notice	a notice given under clause 4.1.
Funding Portion	each portion of the Commitment provided under this agreement.
Funding Rate	in respect of an Interest Period, the aggregate of: 1 LIBOR for that Interest Period; and 2 the Margin.
Good Industry Practice
the degree of care and skill, diligence, prudence (financial and operational), foresight and operating practice which would reasonably and ordinarily be expected from a skilled operator engaged in the same type of undertaking as the Project under the same or similar circumstances.

Government Agency	any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.
Guarantor	each of: 1 AGI; and 2 APG, and Guarantors means all of them.
Hedging Agreement
each interest rate transaction, foreign exchange transaction, equity or equity index option, bond option, commodity swap, commodity option, commodity forward sale, cap transaction, currency swap transaction, cross-currency swap rate transaction or any other hedge or derivative agreement entered into by a Transaction Party, including any master agreement and any transaction or confirmation under it.

Initial Transaction Costs
1  all Taxes and registration fees payable on or with respect to the Transaction Documents;

2  the arrangement fee described in clause 14.1;

3  the reasonable legal fees in relation to the preparation, negotiation and completion of the Transaction Documents and all related matters; and

4  all other fees, costs and expenses (including travel costs, fees payable to any independent technical expert and other disbursements) of the Finance Parties.

Inter-Company Claims	1 all debts and liabilities of each Transaction Party to any other Transaction Party on any account and in any capacity, irrespective of whether the debts and liabilities: 2 are present or future;

1 Definitions and interpretations

Term	Meaning

3  are actual, prospective, contingent or otherwise;

4  are at any time ascertained or unascertained;

5  are owed or incurred by or on account of a Transaction Party alone severally or jointly with another person;

6  are owed to or incurred for the account of a Transaction Party alone, or severally or jointly with another person;

7  are owed to another person as agent (whether disclosed or not) for or on behalf of a Transaction Party; or

8     comprise a combination of the above.

Interest Payment Date	the last day of each Interest Period.
Interest Period	a period selected or determined under clause 4.5.
Key Mineral Rights
those Mineral Rights required to enable the Borrower to develop and operate the Project in accordance with the Cashflow Model and Project Plan which are, as at the time of this agreement, the Mineral Rights described in schedule 10.

Key Personnel
1  R. David Russell (President and Chief Executive Officer, APG);

2  Melvyn Williams (Chief Financial Officer; Senior Vice President - Finance and Corporate Development, APG);

3  Timothy G. Smith (Vice President and General Manager, MTM); and

4  Bruce Parker (Mine Manager, MTM).

Lease	a lease, sale lease-back, synthetic lease or any other agreement under which any property is or may be used or operated by a person other than the owner.
Lending Office	in respect of a Finance Party, the office of that Finance Party set out opposite its name in schedule 1 or any other office notified by a Finance Party under this agreement.
LIBOR Page
the Bloomberg Screen BTMM, being the page on which the British Brokers’ Association Interest Settlement Rate for US Dollars is displayed, or any other Bloomberg page which may replace it for the purpose of displaying offered rates for United States Dollar deposits.

LIBOR
in relation to an Interest Period for a Funding Portion, the rate per cent per annum determined by the Agent to be:

1  the average of the rates quoted on the LIBOR Page as being the rate per annum at which United States Dollar deposits are offered for a period equivalent to the Interest Period at about 11.00 am (London time) on the Value Date, eliminating the highest and lowest rates and rounding up the resultant figure to 4 decimal places;

2  where 2 or fewer rates are quoted for the relevant period on the LIBOR Page at the relevant time, the average of the rates notified to the Agent by each Reference Bank to be the rate per annum at which United States Dollar deposits are offered to that Reference Bank for a period equivalent to the Interest Period at about 11.00 am (London time) on the Value Date, rounding up the resultant figure to 4 decimal places; or

1 Definitions and interpretations

Term	Meaning

3     if LIBOR cannot be determined in accordance with paragraphs 1 or 2 of this definition, the rate most nearly approximating the rate that would otherwise have been calculated by the Agent in accordance with paragraphs 1 or 2 having regard to comparable indices then available in the financial markets.

LIBOR Business Day	a day on which banks are open for business in London and New York excluding a Saturday, Sunday or public holiday.
Loan Life Cover Ratio and LLCR
on any date, the figure calculated by the Agent in accordance with the formula:

where:

LLCR is the Loan Life Cover Ratio on that date;

CADS is the aggregate of CADS contemplated in the Cashflow Model for the period from that date up to the Final Repayment Date, discounted to present value at the rate which is the Funding Rate then applying, on a continuous basis with quarterly rests, and the balance of the Debt Service Reserve Account on that date; and

PO is the forecast Principal Outstanding on that date, taking into account any repayments or prepayments made on that date.

Loss	any claim, action, damage, loss, liability, cost, charge, expense, outgoing or payment.
Manager	the manager of the Project appointed in accordance with Article VIII of the MDOA, or its successor.
Margin	1.25% per annum.
Marketable Securities
1  debentures, stocks, shares or bonds of any government, of any local Government Agency, or of any body corporate, association or society, and includes any right or option in respect of shares in any body corporate;

2  any unit (whatever called) in a trust estate which represents a legal or beneficial interest in any of the income or assets of a trust estate and includes, but is not limited to, any option to acquire any unit as described in this paragraph 2;

3  any option or right in respect of an unissued share;

4  any convertible note; and

5  any instrument or security which is a combination of any of the above.

1 Definitions and interpretations

Term	Meaning
Material Adverse Effect
a material adverse effect on:

1  any Transaction Party’s ability to perform any of its obligations under any Transaction Document;

2  the rights of the Finance Parties under, or the enforceability of, a Transaction Document;

3  the assets, business or operations of the Borrower (including the Project and the Project Assets); or

4  the assets, business or operations of the Transaction Parties on a consolidated basis.

Material Agreement	each of the agreements described in schedule 8.
MDOA
the Mine Development and Operating Agreement dated as of 28 July 2006 between the Borrower and EKT, as amended by:

1  a letter agreement dated 6 October 2006 between the Borrower and EKT;

2  a letter agreement dated 30 November 2006 between the Borrower and EKT;

3  a letter agreement dated 8 January 2007 between the Borrower and EKT;

4  a letter agreement dated 26 January 2007 between the Borrower and EKT; and

5  a letter agreement dated 20 April 2007 between the Borrower and EKT.

MDOA Side Agreement	the side agreement between the Borrower, EKT and the Finance Parties in respect of the Mine Development and Operating Agreement.
Metals Price Protection Program
a base metal hedging program with respect to base metals produced by the Project to be agreed between the Borrower and the Agent and implemented by the Borrower and the Financier as a condition precedent to the provision of the Facility.

Mineral Rights
1  all of the patented and unpatented mining claims, fee and leased lands, and other interests in lands, which are described in the Securities;

2  all entitlements of the Borrower or any other Transaction Party under the provisions of the Mining Law to conduct exploration or mining activities in any part of the Project Area;

3  any present or future interest from time to time held by or on behalf of the Borrower or any Transaction Party in any present or future right, lease, licence, patented or unpatented mining claim, fee lands, permit, plan of operations or other authority which confers or may confer a right to prospect or explore for or mine any metals or minerals in any part of the Project Area;

4  any present or future renewal, extension, modification, substitution, amalgamation or variation of any of the mineral rights described above (whether extending over the same or a greater or lesser area); and

5  any present or future application for or an interest in any of the above which confers or which, when operated, will confer the same or similar rights in relation to the Project.

1 Definitions and interpretations

Term	Meaning
Mining Law
any law, including the relevant laws of Montana or otherwise, whether or not deriving from statute, concerning the acquisition by any allowed means of interests in public lands or private lands for the purpose of conducting mining exploration, mine development, mining operations, reclamation and related operations on that land, together with the rights necessary to conduct those activities, including but not limited to laws relating to public land use, development, conservation of natural or cultural resources and resource allocation and includes any laws concerning permits, licences and authorisations required to be received before conducting any of those activities and includes any and all rules, regulations or ordinances promulgated under or in respect of those laws.

MOOA	the Mill Operating and Option Agreement dated as of 28 July 2006 between Elkhorn Goldfields, Inc. and the Borrower.
Officer
1  in relation to a Transaction Party, a director, secretary, chief executive officer, chief financial officer, president or vice president or a person notified to be an authorised officer, of the Transaction Party; or

2  in relation to a Finance Party, a director, secretary or any person whose title includes the word “Director”, “Managing Director”, “Manager” or “Vice President”, and any other person appointed by the Finance Party to act as its authorised officer for the purposes of this agreement.

Offtake Agreements	1 the zinc concentrate agreement dated 20 February 2007 between Teck Cominco and AGI; and 2 the lead concentrate agreement dated 20 February 2007 between Teck Cominco and AGI.
Operating Costs
all expenses (including capital and recurrent expenditure of a routine nature) incurred and paid or projected in the Cashflow Model which are attributable to the Borrower to be incurred or paid by the Borrower in the ordinary course of business in connection with the day-to-day activities of the Project, including:

1  administrative costs and charges in respect of the operation of the Project by the Borrower;

2  premiums paid with respect to insurance; and

3  payments with respect to Environmental Bonding,

but excluding any payments to third parties in respect of liabilities to them covered by third party insurance.

Ordinary Course of Business	ordinary course of business of the Borrower consistent with past custom and practice (including with respect to quantity and frequency) as it has been conducted since 28 July 2006.
Overdue Margin	2% per annum.
Overdue Rate	the aggregate of: 1 the Overdue Margin;

1 Definitions and interpretations

Term	Meaning

2  the Margin; and

3  LIBOR on the relevant date on which the Overdue Rate is calculated under clause 15, as determined by the Agent in accordance with the definition of LIBOR in this clause 1.1 except that in making the determination all references in that definition to:

•  “Interest Period” are references to a period of 30 days;

•  “Value Date” are to the relevant date on which the Overdue Rate is calculated under clause 15; and

•     “Funding Portion” are to the relevant overdue amount.

Payment Currency	the currency in which any payment is actually made.
Permitted Encumbrance	each Encumbrance listed in schedule 7.
Permitted Financial Accommodation
any financial accommodation or any Surety Obligation provided by a Transaction Party in respect of financial accommodation:

1  under the Transaction Documents;

2  in the ordinary course of business up to a maximum aggregate amount for all Transaction Parties of US$250,000;

3  which can be characterised as an Inter-Company Claim; or

4  with the Agent’s prior written consent.

Permitted Financial Indebtedness
1    any liability of a Transaction Party under any agreement entered into in the ordinary course of business for the acquisition of any asset or service where payment for the asset or service is deferred for a period of not more than 90 days;

2  any Financial Indebtedness incurred or permitted to be incurred under any Transaction Document;

3  any Inter-Company Claims;

4  each Secured Debenture;

5  any Financial Indebtedness incurred or permitted to be incurred under:

6  the CAT Installment Sale Contract (Security Agreement) dated 27 February 2007 between MTM and Tractor & Equipment Co.;

7  the Security Agreement dated 14 May 2007 between MTM and Financial Federal Credit Inc.; and

8  the Master Lease Agreement No. MEF0570 dated 21 November 2006 between AGI and Marquette Equipment Finance, LLC.;

9  each Series 2007-A Convertible Debenture issued by APG;

10  Permitted Hedging Agreements; or

11  any other Financial Indebtedness approved by the Agent.

1 Definitions and interpretations

Term	Meaning

Permitted Hedging Agreements
1  Hedging Agreements entered into by APG in order to manage existing and anticipated risks associated with foreign exchange, currency and interest rates and not for speculative purposes where the aggregate of the out of the money exposures under those Hedging Agreements does not exceed US$500,000; or

2  Hedging Agreements entered into by APG with the consent of the Agent.

Person

an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization, or a government or any agency, division, department, or political subdivision a government.

Pollutant	a pollutant, contaminant, dangerous, toxic or hazardous substance, petroleum or petroleum product, chemical, solid, special liquid, industrial or other waste.
Potential Event of Default

any thing which would become an Event of Default on the giving of notice (whether or not notice is actually given), the expiry of time, the satisfaction or non-satisfaction of any condition, or any combination of the above.

Power	any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Transaction Document or any applicable law.
Principal Outstanding	at any time, the aggregate principal amount of all outstanding Funding Portions at that time.
Proceeds Account	the account established under clause 10.1(a).
Product

the present and future right, title and interest of a Transaction Party in and to all metals (including gold, dore, silver, zinc and lead), minerals, sulphides and concentrates that are mined, extracted, produced, smelted, refined, won, or otherwise derived from the Project Area and the Project.

Project

the project known as the Montana Tunnels Mine located near Helena, in Jefferson County, Montana, United States of America and the lands adjoining the Montana Tunnels Mine which forms part of the Project Area.

Project Area	the areas the subject of the Mineral Rights described in paragraph 1 of the definition of Mineral Rights.
Project Assets

all the right, title and interest both present and future of any Transaction Party which is attributable to the Project and includes all the right, title and interest both present and future of a Transaction Party in, to, under or derived from:

1  the Mineral Rights;

2     the Product;

3  the Project Area, including any title to or interest in land in the Project Area now or at a later time held by a Transaction Party;

1 Definitions and interpretations

Term	Meaning

4  the Sales Contracts;

5  every contract for the use by any third party of any of the assets and property included in the Project;

6  Authorisations in relation to the Project;

7  the Project Documents and any other contract, agreement, permit, lease, licence, consent, easement, right of way and other rights or interests in land, which relate to the construction, operation or maintenance of the Project, or to the mining production, transportation, storage, treatment, processing or marketing of the Product;

8  all exploration and mining information, documents, maps, reports, records, studies and other written data, including all data stored on magnetic tapes, disks or diskettes or any other computer storage media, relating to geological, geochemical and geophysical work, feasibility studies and other operations conducted with respect to the Project Area;

9  all buildings, improvements, structures, systems, fixtures, plant, machinery, equipment, barges, tools and other personal property at any time used or intended for use in connection with or incidental to the exploration, mining, storage, transporting and processing of Product, and all associated facilities and infrastructure (including any treatment or processing plant); and

10    every contract for the use by any third party of any of the assets described in paragraphs 1 to 9 inclusive.

Project Documents

1  all agreements under which a Transaction Party derives the right to conduct mining of or exploration for Product;

2  the MDOA;

3  each Material Agreement;

4  any agreement or contract described in clause 8.15(c);

5  any other document executed from time to time by any person in respect of the documents described in paragraphs 1 to 4 inclusive or which is collateral, supplementary or related to those documents; and

6  any other document that the Agent and the Borrower agree in writing to be a Project Document.

Project Life Cover Ratio and PLCR

on any date, the figure calculated by the Agent in accordance with the formula:

where:

PLCR is the Project Life Cover Ratio on that date;

CADS is CADS contemplated in the Cashflow Model for the period from that date up to 31 March 2009, discounted to present value at the rate which is the Funding Rate then applying, on a continuous basis with quarterly rests, and the balance of the Debt Service Reserve Account on that date; and

PO is the Principal Outstanding on that date, taking into account any repayments or prepayments made on that date.

1 Definitions and interpretations

Term	Meaning
Project Operating Account	the operating account maintained and administered by the Borrower in its capacity as operator of the Project and established under clause 10.1(a).
Project Plan

the L-PIT Life of Mine Plan dated July 2007, which describes the operating and financial budget and the operating and activities plan for the Project, to be initially provided in accordance with clause 2.1(k) and amended to the extent that the Agent agrees to an update provided under clause 8.7(c).

Promissory Note	an instrument in the form set out in schedule 6.
Proven Reserves and Probable Reserves

“Proven Reserves” and “Probable Reserves” have the meanings given in, and are construed, reported and calculated in accordance with, the United States Securities and Exchange Commission Industry Guide 7 “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations”, as amended.

Quarter	the period of 3 months preceding a Quarterly Date.
Quarterly Date	each of 31 March, 30 June, 30 September and 31 December each year.
Ratio	each of the LLCR and the PLCR and Ratios means both of them.
Receiver	a receiver or receiver and manager appointed under a Security, or a person acting in an equivalent role.
Reference Banks	1 the principal London offices of Barclays Bank plc, JP Morgan Chase & Co. and National Westminster Bank plc; or 2 other banks as the Agent and the Borrower may agree.
Relevant Currency	the currency in which a payment is required to be made under the Transaction Documents and, if not expressly stated to be another currency, is United States Dollars.
Repayment Amount	for each Repayment Date, the amount set out in the right column of the Repayment Schedule.
Repayment Date	each of the dates set out in the left column of the Repayment Schedule.
Repayment Schedule	the repayment schedule set out in schedule 2.
Revenue

for any period, the aggregate of the following amounts actually received (or, where not received at any date of calculation, projected or estimated by the Borrower as likely to be actually received as contemplated in the Cashflow Model) during that period:

1 Definitions and interpretations

Term	Meaning

1  Sales Proceeds;

2  net amounts received under or in relation to any Hedging Agreement with respect to Product; and

3  any other money received in connection with the Project (including proceeds of sales of assets and insurance proceeds) and for any purpose whatsoever,

but excluding:

4  the proceeds of a Funding Portion and any other financial accommodation (other than under a Financier Hedging Agreement) made available by a Finance Party; and

5  the proceeds of any insurance in respect of liabilities to third parties.

Review Event	an event described in clause 11.5(a).
RMB GSA	the general security agreement to be granted by APG in favour of the Finance Parties in respect of all of the assets of APG substantially in the form set out in schedule 9.
RMB ISDA	the ISDA Master Agreement dated on or about the date of this agreement between the Borrower and the Financier.
Sales Contracts

any contract, agreement or arrangement for the sale, transfer or other disposal of Product including the Offtake Agreements, or any contract, agreement or arrangement for any agency for sale, exchange, transfer or other disposal, of Product including any sale arrangements between Transaction Parties.

Sales Proceeds	moneys received from the sale of Product, including moneys received under any Sales Contract.
Same Day Funds	immediately available and freely transferable funds.
Secured Debentures	the debentures issued under the Trust Indenture between the Canada Trust Company, APG and AGI dated 4 November 2004.
Secured Moneys

all debts and monetary liabilities of each Transaction Party to the Finance Parties under or in relation to any Transaction Document and in any capacity, irrespective of whether the debts or liabilities:

1  are present or future;

2  are actual, prospective, contingent or otherwise;

3  are at any time ascertained or unascertained;

4  are owed or incurred by or on account of any Transaction Party alone, or severally or jointly with any other person;

5  are owed to or incurred for the account of any Finance Party alone, or severally or jointly with any other person;

1 Definitions and interpretations

Term	Meaning

6  are owed to any other person as agent (whether disclosed or not) for or on behalf of any Finance Party;

7  are owed or incurred as principal, interest, fees, charges, Taxes, damages (whether for breach of contract or tort or incurred on any other ground), losses, costs or expenses, or on any other account;

8  are owed to or incurred for the account of any Finance Party directly or as a result of:

•      the assignment or transfer to any Finance Party of any debt or liability of any Transaction Party (whether by way of assignment, transfer or otherwise); or

•     any other dealing with any such debt or liability;

9  are owed to or incurred for the account of a Finance Party before the date of this agreement or before the date of any assignment of this agreement to any Finance Party by any other person or otherwise; or

10  comprise any combination of the above.

Secured Property	the property subject to a Security.
Securities Laws

in respect of a Transaction Party, all securities, companies and corporations laws, together with all regulations, rules and policy statements under those laws, which are applicable to that Transaction Party.

Security	1 each of the security documents described in schedule 3; and 2 each Collateral Security, and Securities means all of them.
Security Provider	a person who has granted a Security.
Services Agreement

the Services Agreement entered into, or to be entered into, between AGI and the Borrower under which AGI agrees to provide the Borrower with personnel and administrative support required in order for the Project to operate at, or substantially at, the levels of production projected in the Cashflow Model and the Project Plan.

Statutory Rights

reservations made in any patents pertaining to the Mineral Rights and, with respect to unpatented mining claims, the paramount title of the United States of America and the right of the federal government to allow third parties to use the surface of the claims.

Subsidiary	a Person over which another Person has Control.
Surety Obligation

any guarantee, suretyship, letter of credit, letter of comfort or any other obligation:

1  to provide funds (whether by the advance or payment of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of;

1 Definitions and interpretations

Term	Meaning

2  to indemnify any person against the consequences of default in the payment of; or

3  to be responsible for,

any debt or monetary liability of another person or the assumption of any responsibility or obligation in respect of the insolvency or the financial condition of any other person.

Tax

1  any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding including goods and services tax; or

2  any income, stamp or transaction duty, tax or charge,

which is assessed, levied, imposed or collected by any Government Agency and includes any interest, fine, penalty, charge, fee or other amount imposed on or in respect of any of the above.

Teck Cominco	Teck Cominco Metals Limited, a British Columbia corporation with offices at 25 Aldridge Avenue, Trail, British Columbia, Canada.
Termination Event	in relation to a Financier Hedging Agreement, has the meaning given to that term in that Financier Hedging Agreement.
Transaction Accounts	1 the Project Operating Account; and 2 the Proceeds Account.
Transaction Document

1  this agreement;

2  each Security;

3  the guaranty dated on or about the date of this agreement granted by APG and AGI in favour of the Finance Parties;

4  the MDOA Side Agreement;

5  each Financier Hedging Agreement;

6  the deposit account control agreement between the Finance Parties, the Borrower and the Borrower’s bank in relation to the Transaction Accounts;

7  any document or agreement entered into or given under any of the above; and

8  any other document that the Agent and the Borrower agree in writing to be a Transaction Document.

Transaction Party	1 the Borrower; 2 each Guarantor; and 3 any other person that the Borrower and the Agent agree is a Transaction Party.
Undrawn Commitment	at any time, the Commitment less the Principal Outstanding at that time.

1 Definitions and interpretations

Term	Meaning
US$ and United States Dollars	the lawful currency of the United States of America.
Value Date	the date 2 LIBOR Business Days before the first day of an Interest Period.

1.2	Interpretations

In this agreement headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words indicating the singular include the plural and vice versa;

(b)	words indicating a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	an expression suggesting or referring to a natural person or an entity includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency;

(e)
a reference to any thing (including any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)
a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

(g)
a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(i)
a reference to liquidation includes official management, appointment of an administrator, compromise, arrangement, merger, amalgamation, reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, scheme, composition or arrangement with creditors, insolvency, bankruptcy, or a similar procedure or, where applicable, changes in the constitution of any partnership or person, or death;

(j)	a reference to a party to any document includes that party’s successors and permitted assigns;

(k)	a reference to an agreement other than this agreement includes an undertaking, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, including a business, and all rights, revenues and benefits;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, agreement, instrument or other document of any kind;

2 Conditions precedent

(n)	no provision of this agreement may be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

(o)	a reference to a body, other than a party to this agreement (including an institute, association or authority), whether statutory or not:

(1)	which ceases to exist; or

(2)	whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions; and

(p)	references to time and dates are references to time and dates in Denver, Colorado.

1.3	Inclusive expressions

Specifying anything in this agreement after the words “include” or “for example” or similar expressions does not limit what else is included unless there is express wording to the contrary.

1.4	Business Day

Except where clause 6.2 applies, where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the preceding Business Day.

1.5	Accounting Standards

Any accounting practice or concept relevant to this agreement is to be construed or determined in accordance with the Accounting Standards.

2	Conditions precedent

2.1	Conditions precedent to initial Funding Portion

The Financier is not obliged to provide the Commitment or the first Funding Portion until the Agent has received all of the following in form and of substance satisfactory to the Agent:

(a)	officer’s certificate: an officer’s certificate in the form of schedule 4 given in respect of each Transaction Party and dated no more than 5 Business Days before the first Funding Date;

(b)	Transaction Documents: originals of each Transaction Document (other than the RMB GSA) duly executed by all parties to them other than the Finance Parties and, where applicable:

(1)	with evidence satisfactory to the Agent that all Taxes applicable to the Transaction Documents have been or will be duly paid; and

(2)	in registrable form together with all executed documents necessary to register them;

(c)	Project Documents: copies of each Project Document, including a copy of the Services Agreement, duly executed by all parties to them;

(d)	Hedging: evidence that:

(1)	the Metals Price Protection Program has been implemented; and

(2)	each Transaction Party has complied with clause 8.26;

2 Conditions precedent

(e)	Corporate Budget: a copy of the Corporate Budget initialled by the Borrower and the Agent for identification purposes;

(f)	Financial Reports: a copy of:

(1)	the audited consolidated Financial Report of APG for the financial year ending 31 December 2006; and

(2)	the unaudited quarterly Financial Reports of APG, and the Borrower for the Quarter ending 30 June 2007;

(g)	Cashflow Model: a copy of the Cashflow Model initialled by the Borrower and the Agent for identification purposes;

(h)
Key Mineral Rights: evidence that the Borrower is the legal holder of the Key Mineral Rights and that the Key Mineral Rights are valid and in good standing and give the Borrower all rights required to enable the Borrower to conduct the Project in accordance with the Cashflow Model;

(i)	good title: evidence that the Borrower has good title to the Project Assets and its other Secured Property;

(j)	opinions:

(1)
an opinion from Davis Graham & Stubbs LLP in respect of the enforceability of the Transaction Documents (other than the General Security Agreement) and the due execution of the Transaction Documents by AGI and the Borrower; and

(2)	an opinion from Fogler, Rubinoff LLP in respect of due execution of the Transaction Documents by APG;

(k)	Project Plan: a copy of the Project Plan initialled by the Borrower and the Agent for identification purposes;

(l)	Project Authorisations: evidence that all Authorisations have been obtained in connection with the development, construction and operation of the Project, including all Environmental Approvals;

(m)
Environmental Bonding: evidence that the Borrower has complied with all its obligations in respect of the Environmental Bonding and that the Environmental Bonding arrangements are the only environmental bonds required to be taken out in accordance with the requirements of any Environmental Law relating to the Project or Project Area;

(n)	Authorisations: evidence that all Authorisations have been obtained in connection with the transactions contemplated by the Documents;

(o)	insurance: evidence that the Borrower has complied with clause 8.24;

(p)	Initial Transaction Costs: evidence that the Initial Transaction Costs have been or will be paid in full at the time that the initial Funding Portion is provided;

(q)	Transaction Accounts: evidence that the Transaction Accounts have been established;

(r)	enquiries: results of searches, enquiries and requisitions in respect of each Transaction Party and the Project Assets and other Secured Property;

(s)
due diligence: evidence of the completion of any technical, legal and commercial due diligence investigations with respect to the Borrower and the Project Assets and other Secured Property, including detailed mining plans, layouts, plant flow sheets and reserve and resource estimations;

(t)	other approvals: evidence that all other approvals necessary for the transactions contemplated by the Transaction Documents have been obtained; and

(u)	other matters: any other certificates, Authorisations, documents, matters or things which the Agent or the Financier reasonably requires.

3 Commitment, purpose and availability of Facility

2.2	Conditions precedent to all Funding Portions

The Financier is not obliged to provide a Funding Portion until the following conditions are fulfilled to the satisfaction of the Agent:

(a)	Funding Notice: the Borrower has delivered a Funding Notice to the Agent requesting the Funding Portion;

(b)	Funding Date: the Funding Date for the Funding Portion is a Business Day within the Availability Period;

(c)	Commitment: the Commitment of that Financier will not be exceeded by providing the Funding Portion;

(d)	no Default: no Default has occurred which is continuing and no Default will result from the Funding Portion being provided;

(e)
no Material Adverse Effect: since the end of the accounting period for the Financial Reports most recently provided under clause 8.7(a) or 2.1(f), no event has occurred which has had, or is reasonably likely to have, a Material Adverse Effect and no event has occurred which will prevent the Borrower from developing, constructing or operating the Project in accordance with the Project Plan and the Cashflow Model;

(f)	representations and warranties: evidence that the representations and warranties set out in clauses 7.1 and 7.2 are true and correct;

(g)
Ratios: the Cashflow Model provided under clause 2.1(g) shows that the values of the Ratios are projected to be equal to, or higher than, the values for the Ratios set out in clause 8.25(a) for the period up to the Final Repayment Date; and

(h)	Promissory Note: the Borrower has delivered a Promissory Note to the Financier in the amount of the Funding Portion.

2.3	Certified copies

An Officer of the relevant Transaction Party must certify a copy of a document given to a Finance Party under clauses 2.1 or 2.2 to be a true copy of the original document. The certification must be made no more than 5 Business Days before the date on which it is provided.

2.4	Benefit of conditions precedent

A condition in this clause 2 is for the benefit only of the Finance Parties and only the Agent acting on the instructions of the Financier may waive it.

3	Commitment, purpose and availability of Facility

3.1	Provision of Commitment

The Financier must make the Commitment available to the Borrower on the terms of this agreement.

3.2	Purpose

The Borrower must use the net proceeds of each Funding Portion under the Facility only for:

(a)	firstly, Distributions to AGI for the purpose of repayment in full of the Secured Debentures; and

3 Commitment, purpose and availability of Facility

(b)	secondly, once the Secured Debentures have been repaid in full or the Financial Indebtedness arising under those debentures has been converted in full to ordinary shares in APG:

(1)	the general working capital purposes of the Borrower;

(2)	the making of Distributions by the Borrower; and

(3)	any other purpose that the Agent approves in writing.

3.3	Cancellation of Commitment during Availability Period

(a)	The Borrower may cancel any portion of the Undrawn Commitment by giving the Agent at least 10 days’ notice.

(b)	A partial cancellation of the Undrawn Commitment may only be made in an integral multiple of US$500,000.

(c)	A notice given under clause 3.3(a) is irrevocable.

3.4	Cancellation at end of Availability Period

On the last day of the Availability Period, the Commitment is cancelled to the extent of the Undrawn Commitment.

3.5	Voluntary prepayment

(a)	The Borrower may prepay any of the Principal Outstanding by giving the Agent at least 10 days’ prior notice specifying the prepayment date and the amount to be prepaid.

(b)	Prepayment of part of the Principal Outstanding may only be made in an integral multiple of US$500,000.

(c)
The Borrower must prepay the Principal Outstanding specified in the prepayment notice on the prepayment date specified in the notice together with all unpaid interest accrued to the prepayment date in respect of the prepaid amount.

(d)	The Commitment is reduced by any amount of Principal Outstanding prepaid under this clause 3.5 and accordingly a prepaid amount may not be redrawn.

(e)	A notice given under clause 3.5(a) is irrevocable.

3.6	Mandatory prepayment

(a)	On each Repayment Date, the Borrower must as a mandatory prepayment of the Principal Outstanding pay the lesser of:

(1)	20% of all Excess Cashflow for the preceding Quarter; and

(2)	the amount remaining in the Proceeds Account on the relevant Repayment Date after payment to the Financier of the Repayment Amount due on that Repayment Date and interest, less US$1,000,000.

Clause 3.7(b) will apply to each mandatory prepayment.

(b)	The Commitment is reduced by any amount of Principal Outstanding prepaid under this clause 3.6 and accordingly a prepaid amount may not be redrawn.

3.7	Cancellations and prepayments in inverse order

(a)	If there is a cancellation of the Undrawn Commitment under clause 3.3 the Repayment Amounts up to the amount of the cancellation are to be cancelled in inverse order of maturity.

4 Funding and rate setting procedures

(b)	A prepayment under clause 3.5 or 3.6 is to be applied to instalments of the Principal Outstanding in inverse order of maturity.

4	Funding and rate setting procedures

4.1	Delivery of Funding Notice

(a)	If the Borrower requires the provision of a Funding Portion it must deliver to the Agent a Funding Notice and a Promissory Note for that Funding Portion.

(b)	The Agent must notify the Financier of the contents of each Funding Notice as soon as reasonably practicable and in any event within 1 Business Day after the Agent receives the Funding Notice.

4.2	Requirements for a Funding Notice

A Funding Notice to be effective must be:

(a)	in writing in the form of, and specifying the matters required in, schedule 5; and

(b)	received by the Agent before 11.00 am on a Business Day at least 4 Business Days before the proposed Funding Date (or any shorter period that the Agent agrees in writing).

4.3	Irrevocability of Funding Notice

The Borrower is irrevocably committed to draw Funding Portions from the Financier in accordance with each Funding Notice given to the Agent.

4.4	Amount of Funding Portions

The Borrower must ensure that the amount of each Funding Portion is either:

(a)	US$1,000,000 or an integral multiple of US$1,000,000; or

(b)	equal to the Undrawn Commitment.

4.5	Selection of Interest Periods

(a)	Each Interest Period must be of 30, 60 or 90 days or any other period that the Agent agrees with the Borrower.

(b)	If an Interest Period ends on a day which is not a Business Day, it is regarded as ending on the next Business Day in the same calendar month or, if none, the preceding Business Day.

(c)	An Interest Period for a Funding Portion commences either on the first Funding Date for that Funding Portion or on the last day of the immediately preceding Interest Period for that Funding Portion.

(d)	Each Interest Period which commences prior to a Quarterly Date and would otherwise end after that Quarterly Date, ends on that Quarterly Date.

(e)	No Interest Period may end after the Final Repayment Date.

5 Facility

4.6	Determination of Funding Rate

(a)
The Agent must notify the Financier and the Borrower of the Funding Rate for an Interest Period as soon as reasonably practicable, and in any event within 2 Business Days, after it has made its determination of LIBOR.

(b)	In the absence of manifest error, each determination of LIBOR by the Agent is conclusive evidence of that rate against the Borrower.

5	Facility

5.1	Provision of Funding Portions

If the Borrower gives a Funding Notice the Financier must pay into the Proceeds Account the specified Funding Portion in Same Day Funds in United States Dollars on the specified Funding Date and in accordance with that Funding Notice.

5.2	Repayment

(a)	The Borrower must repay the Principal Outstanding by paying on each Repayment Date the lesser of:

(1)	the Repayment Amount payable on that date as set out in the Repayment Schedule; and

(2)	the Principal Outstanding.

(b)	The Commitment is reduced on each Repayment Date by the amount paid in accordance with clause 5.2(a).

5.3	Repayment of other Secured Moneys

(a)
The Borrower must repay the balance of the Secured Moneys in full on the dates provided in the Transaction Documents, and all unpaid Secured Moneys must in all events be paid on or before the Final Repayment Date or on any other date which the Principal Outstanding is or is required to be repaid in full.

(b)
This clause does not apply to Secured Money which is required to be paid under the terms of a Financier Hedging Agreement, payment of which will be determined in accordance with the terms of the relevant Financier Hedging Agreement.

5.4	Interest

(a)	The Borrower must pay interest on the principal amount of each Funding Portion for each Interest Period at the Funding Rate for the Interest Period.

(b)	The Borrower must pay accrued interest in arrears to the Agent on account of the Financier on each Interest Payment Date.

5.5	Calculation of per annum interest rate

(a)
Interest is calculated on daily balances on the basis of a 360 day year and for the actual number of days elapsed from and including the first day of each Interest Period to, but excluding, the last day of the Interest Period or, if earlier, the date of prepayment or repayment of the Funding Portion under this agreement.

6 Payments

(b)
Despite anything contained in any Transaction Document, all of the Transaction Documents are limited so that in no event will the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Transaction Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any amount held to be in excess will be considered payment of principal under this agreement, and the indebtedness evidenced under this agreement will be reduced by the amount so that the total liability for payments in the nature of interest, additional interest and other charges will not exceed the applicable limits imposed by that applicable usury law, in compliance with the wishes of the Borrower, the Guarantors, the Financier and the Agent. This provision will never be superseded or waived, and will control every other provision of the Transaction Documents and all agreements between the Transaction Parties and the Finance Parties, and their successors and assigns.

6	Payments

6.1	Manner of payment

All payments by a Transaction Party under the Transaction Documents must be made:

(a)	in Same Day Funds;

(b)	in United States Dollars; and

(c)	no later than 11.00 am at the local time of the place where the account specified by the Agent is located, on the due date,

to the Agent’s account as specified by the Agent to the Borrower or in any other manner the Agent directs from time to time. The Agent’s directions under this clause 6.1 may require payments to be made in a manner that ensure they are received by the Financier on the Repayment Date. Any account designated by the Agent under this clause 6.1 must be maintained with a financial institution in the United States of America.

6.2	Payments on a Business Day

If a payment is due on a day which is not a Business Day, the due date for that payment is the next Business Day in the same calendar month or, if none, the preceding Business Day, and interest must be adjusted accordingly.

6.3	Payments in gross

All payments which a Transaction Party is required to make under any Transaction Document must be without:

(a)	any set-off, counterclaim or condition; or

(b)	any deduction or withholding for any Tax or any other reason unless the Transaction Party is required to make a deduction or withholding by applicable law.

6.4	Additional payments

If:

(a)	any Transaction Party is required to make a deduction or withholding in respect of Tax (other than Excluded Tax) from any payment to be made to a Finance Party under any Transaction Document; or

(b)	a Finance Party is required to pay any Tax (other than Excluded Tax) in respect of any payment it receives from a Transaction Party or the Agent under any Transaction Document,

6 Payments

the Transaction Party:

(c)	indemnifies each Finance Party against that Tax; and

(d)
must pay to each Finance Party an additional amount which the Agent determines to be necessary to ensure that each Finance Party receives when due a net amount (after payment of any Tax in respect of each additional amount) that is equal to the full amount it would have received if a deduction or withholding or payment of Tax had not been made.

6.5	Taxation deduction procedures

If clause 6.4(a) applies:

(a)	the Transaction Party must pay the amount deducted or withheld to the appropriate Government Agency as required by law; and

(b)	the Transaction Party must:

(1)	use reasonable endeavours to obtain a payment receipt from the Government Agency (and any other documentation ordinarily provided by the Government Agency in connection with the payment); and

(2)	within 2 Business Days after receipt of the documents referred to in clause 6.5(b)(1), deliver copies of them to the Agent.

6.6	Tax Credit

If a Transaction Party makes an additional payment under clause 6.4 for the benefit of a Finance Party, and the Finance Party determines that:

(a)	a credit against, relief or remission for, or repayment of any Tax (Tax Credit) is attributable to that additional payment; and

(b)	the Finance Party has obtained, utilised and retained that Tax Credit,

then the Finance Party must pay an amount to the Transaction Party which the Finance Party determines will leave it (after that payment) in the same after Tax position as it would have been in had the additional payment not been made by the Transaction Party.

6.7	Tax affairs

Nothing in clause 6.6:

(a)	interferes with the right of any Finance Party to arrange its tax affairs in any manner it thinks fit;

(b)	obliges any Finance Party to investigate the availability of, or claim, any Tax Credit; or

(c)	obliges any Finance Party to disclose any information relating to its tax affairs or any tax computations.

6.8	Amounts payable on demand

If any amount payable by a Transaction Party under any Transaction Document is not expressed to be payable on a specified date, that amount is payable by the Transaction Party on demand by the Agent.

6.9	Appropriation of payments

(a)
Except where clause 6.9(b) applies, all payments made by a Transaction Party under a Transaction Document may be appropriated as between principal, interest and other amounts as the Agent determines or, failing any determination, in the following order:

7 Representations and warranties

(1)	first, towards reimbursement of all fees, costs, expenses, charges, damages and indemnity payments due and payable by the Transaction Parties under the Transaction Documents;

(2)	second, towards payment of interest due and payable under the Transaction Documents; and

(3)	third, towards repayment or prepayment of the Principal Outstanding.

(b)	Any money recovered by a Finance Party as a result of the exercise of a Power under a Security must be appropriated in the manner provided in that Security.

(c)	Any appropriation under clauses 6.9(a) or 6.9(b)(b) overrides any appropriation made by a Transaction Party.

6.10	Currency exchanges

If the Agent receives an amount under a Transaction Document in a currency which is not in the Relevant Currency, the Agent:

(a)	may convert the amount received into the Relevant Currency in accordance with its normal procedures; and

(b)	is only regarded as having received the amount that it has converted into the Relevant Currency.

7	Representations and warranties

7.1	General representations and warranties

Each Transaction Party represents and warrants to and for the benefit of each Finance Party that:

(a)	registration:

(1)
the Borrower and AGI are duly incorporated and validly existing under the laws of the State of Delaware, United States of America and the Borrower is duly qualified to do business, and is in good standing, in the State of Montana, United States of America; and

(2)	APG is registered (or taken to be registered) and validly existing under the laws of the Yukon Territory, Canada,

and each of the Transaction Parties has done everything necessary to keep its corporate existence in good standing;

(b)	corporate power: it has the corporate power to own its assets and to carry on its business as it is now being conducted;

(c)	authority: it has power and corporate authority to enter into and perform its obligations under the Documents to which it is expressed to be a party;

(d)	authorisations: it has taken all necessary corporate action to authorise the execution, delivery and performance of the Documents to which it is a party;

(e)
binding obligations: the Documents to which it is a party constitute its legal, valid and binding obligations and, subject to any necessary stamping and registration, are enforceable in accordance with their terms subject to laws generally affecting creditors’ rights and to principles of equity;

(f)	valid Encumbrances:

(1)
on execution and delivery of a Security, that Security will be effective to create in favour of the Finance Parties legal, valid and enforceable Encumbrances on, and security interests in, all right, title and interests of the relevant Transaction Party (as the case may be) in and to the property the subject of that Security and the proceeds of that property; and

7 Representations and warranties

(2)
in respect of a Security where the security interest may be perfected only by possession or control of the property the subject of that Security (which possession or control must be given to the Agent by the relevant Transaction Party (as the case may be) to the extent that it is required), after all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, and, after the Agent takes possession or control of the property the subject of that Security, that Security will constitute a fully perfected Encumbrance on, and first priority security interests in, all right, title and interest of that Transaction Party in the property the subject of that Security and the proceeds of that property, in each case subject to no Encumbrances other than Permitted Encumbrances;

(g)	transaction permitted: the execution, delivery and performance by it of the Documents to which it is a party will not breach, or result in a contravention of:

(1)	any law, regulation or Authorisation;

(2)
its memorandum and articles of association, articles of incorporation, articles of organization, by-laws, constitution, operating agreement, or other constituent or constating documents, as applicable; or

(3)	any Encumbrance or agreement which is binding on it,

and will not result in:

(4)	the creation or imposition of any Encumbrance on any of its assets other than as permitted under a Transaction Document; or

(5)	the acceleration of the date for payment of any obligation under any agreement which is binding on it;

(h)	no default or breach: it is not:

(1)	in breach in a material respect of any law or Authorisation;

(2)	in breach under any Document, agreement or other document binding on it which breach has, or is reasonably likely to have, a Material Adverse Effect; and

(3)	in default in the payment of a material sum, or in compliance with a material obligation in respect of Financial Indebtedness;

(i)
no litigation: except for the Clements Litigation, no litigation, arbitration, dispute or administrative proceeding has been commenced, is pending or to its knowledge is threatened, which if adversely determined would have a Material Adverse Effect;

(j)	financial information: the most recent Financial Reports or accounts which APG and the Borrower have provided to the Agent under clauses 2.1(f) and 8.6:

(1)	give a true and fair view of the financial condition and state of affairs of APG and its Subsidiaries and the Borrower respectively, as at the date they were prepared; and

(2)	were prepared in accordance with the Accounting Standards;

(k)
no change in affairs: there has been no change in the Borrower’s or APG’s state of affairs since the end of the accounting period for its most recent Financial Reports or accounts, referred to in clause 7.1(j) which has had, or is reasonably likely to have, a Material Adverse Effect;

(l)	representations true: each of its representations and warranties contained in the Documents is correct and not misleading in all material respects when made or repeated;

7 Representations and warranties

(m)	disclosure:

(1)
no representation or warranty of or by a Transaction Party under a Transaction Document, any schedule, annexure or exhibit attached to a Transaction Document, contained in any certificate provided to a Finance Party pursuant to the provisions of a Transaction Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements in this agreement or in that Transaction Document, in the light of the circumstances under which they were made, not misleading;

(2)
it has fully disclosed in writing to the Finance Parties all facts relating to it, the Documents, the transactions contemplated by them, each Transaction Party, the assets, business and affairs of each Transaction Party and any thing in connection with them which would have had or would have been reasonably likely to have had a material effect on the decision of a prudent lender to enter into the Transaction Documents; and

(3)
all filings made by the Borrower with any securities commissions or regulatory authorities or an Exchange are at their respective dates, true and correct, contain or contained no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Borrower and the Borrower does not have any confidential filings with any securities commissions or regulatory authorities or an Exchange;

(n)	legal and beneficial owner: it is the legal and beneficial owner of or has a valid leasehold or other contractual interest in:

(1)	its Secured Property; and

(2)	all of its assets included in the latest Financial Report provided by APG,

free and clear of all third party rights, interests and Encumbrances other than those disclosed in those Financial Reports, the MDOA, the MOOA or Permitted Encumbrances, or Statutory Rights;

(o)	no immunity: it does not, nor do its assets, enjoy immunity from suit or execution;

(p)	not a trustee: it does not enter into any Document as trustee of any trust or settlement;

(q)	solvency: it is solvent and is able to pay its debts as and when they become due;

(r)
commercial benefit: the entering into and performance by it of its obligations under the Documents to which it is expressed to be a party is for its commercial benefit and is in its commercial interests;

(s)	shareholding:

(1)	the issued share capital in the Borrower is 100 common fully paid shares;

(2)	AGI is the legal and beneficial owner of 100 common fully paid shares in the capital of the Borrower; and

(3)	APG is the legal and beneficial owner of all issued shares in the capital of AGI;

(t)	Taxes and fees:

(1)
it has complied in all material respects with all tax laws in all applicable jurisdictions and it has paid all Taxes due and payable by it (other than Contested Taxes), and no claims are being asserted against it in respect of any Taxes (other than Contested Taxes); and

(2)
it has paid all registration or other fees, costs and expenses in connection with the execution, performance and perfection of the Documents, any transaction contemplated by a Document and any Authorisations; and

7 Representations and warranties

(u)
reporting issuer: APG is a reporting issuer (or the equivalent) where applicable in good standing in each of the provinces of Canada (except Quebec) under the applicable Securities Laws, is not included in a list of defaulting reporting issuers maintained by the securities commissions (or similar regulatory authorities) in any of the provinces of Canada and is not in default of any requirement of the applicable Securities Laws relating to continuous disclosure and is in compliance with the by-laws, rules and regulations of the Toronto Stock Exchange.

7.2	Project representations and warranties

The Transaction Parties represent and warrant to and for the benefit of each Finance Party that:

(a)	Mineral Rights:

(1)	the Key Mineral Rights are legal, valid and continuing;

(2)	the Borrower is the legal and beneficial holder of the Mineral Rights set out in the Mortgage described at item 4 of schedule 3; and

(3)	the Borrower has in all material respects complied with its obligations in connection with the Key Mineral Rights to the extent required to date;

(b)	Project Authorisations:

(1)
the Authorisations necessary for the development and operation of the Project are in place, except for any which as a matter of law or Good Industry Practice cannot or should not reasonably be obtained until shortly before the events to which they relate occur where those events are not imminent, and it has no reason to believe that those Authorisations will not be obtained at the appropriate time in the future; and

(2)	all fees due and payable in connection with the Authorisations referred to in clause 7.2(b)(1) have been paid;

(c)	Project operation: there has been no material change in the conduct or operation of the Project from that contemplated in the Cashflow Model and Project Plan;

(d)	Project Documents:

(1)
no event has occurred or condition exists which would permit the cancellation, termination, forfeiture or suspension of a Project Document, nor is any party to a Project Document in default under any term of a Project Document in any material respect;

(2)
it has given to the Agent copies of all of the Project Documents, and all copies of the Project Documents and any other documents or agreements (including Authorisations) given by it or on its behalf to the Agent constitute true and complete copies and those documents and agreements are in full force and effect; and

(3)
the Project Documents contain the entire agreement of the parties to them as to the Project and there are no other material contracts, agreements or arrangements entered into by a Transaction Party in connection with the Project;

(e)
Project Area: the Project Area comprises all of the land, licences and other rights which are required and necessary for the effective, proper and lawful development and operation of the Project in accordance with the Cashflow Model and the Project Plan;

(f)	environment:

(1)	the development and operation of the Project and the Project Assets as contemplated by the Project Plan and Cashflow Model complies with all applicable Environmental Laws in all material respects;

8 Undertakings

(2)
all Environmental Approvals necessary for the development and operation of the Project as it is currently being operated are in place except for any which as a matter of law or Good Industry Practice cannot or should not reasonably be obtained until shortly before the events to which they relate occur where those events are imminent and where it has no reason to believe that those Environmental Approvals will not be obtained at the appropriate time in the future; and

(3)	the Environmental Bonding is the only environmental bonding required to be lodged in accordance with the requirements of any Environmental Law relating to the Project or Project Area;

(g)
royalties: the only royalties, overriding royalties or production payments in respect of a Mineral Right are those royalties listed at items 1-9 (inclusive) in Part 5 of Paragraph 1.1 of Exhibit A of the MDOA;

(h)
other business: the Transaction Parties are not involved in and have not conducted and do not conduct any business other than exploration, mining and project management , operation and development and activities incidental to exploration, mining and project management, operation and development; and

(i)
insurances: in respect of the Project and the Project Assets, the Transaction Parties have complied with clause 8.24 and all insurance policies entered into in complying with that clause 8.24 are valid, binding and subsisting and all premiums due under those insurance policies have been paid in full.

7.3	Survival and repetition of representations and warranties

The representations and warranties given under this agreement:

(a)	survive the execution of each Transaction Document; and

(b)	are repeated on the date of each Financier Hedging Agreement, each Funding Date and each Quarterly Date with respect to the facts and circumstances then subsisting until:

(1)	the Commitment is cancelled; and

(2)	the Secured Moneys are unconditionally repaid in full,

or the Agent otherwise agrees in writing.

7.4	Reliance by Finance Parties

Each Transaction Party acknowledges that each Finance Party has entered into each Transaction Document to which it is a party in reliance on the representations and warranties given under this agreement.

8	Undertakings

8.1	Conduct of Project

A Transaction Party must not, without the written consent of the Agent, change the scope or operation of the Project from that assumed in or contemplated by the Cashflow Model and the Project Plan and it must ensure that:

(a)
the Project is diligently constructed, developed, equipped, operated and maintained in accordance with the Cashflow Model, the Project Plan, Good Industry Practice, Authorisations and in a manner which is intended to allow for production and delivery of Product on a regular basis and in sufficient quantities to satisfy its obligations under the Documents; and

(b)
all Project Assets are maintained in all material respects in good and efficient operating condition, reasonable wear and tear and shutdowns for maintenance in the Ordinary Course of Business excepted.

8 Undertakings

8.2	Project Covenants

(a)	Project Assets: The Borrower must:

(1)	subject to clause 8.2(a)(3), own all Project Assets;

(2)
subject to clause 8.2(a)(3), ensure that no person other than itself has any right, title or interest in the Project Assets other than as described in the MDOA, the MOOA, under a Permitted Encumbrance or by virtue of a statutory interest affecting the Mineral Rights or federal patents in favour of a Government Agency; and

(3)	not Dispose of, decrease or diminish any material portion of its interest in the Project Assets without the prior written consent of the Agent.

(b)
Force majeure: Each Transaction Party must take all action as is reasonably open to it to cause any Force Majeure Event affecting the Project to be remedied as soon as possible after that Force Majeure Event occurs, but the party affected is not obliged to incur expenditure to overcome the events or circumstances which caused the Force Majeure Event which would make uneconomic (in the opinion of the Agent) the continued supply and delivery of Product.

(c)
Access: Each Transaction Party must, at the request of the Agent, ensure that the Finance Parties and representatives of the Finance Parties on giving reasonable notice are allowed at all reasonable times and with reasonable frequency to have access to the Project Area and the Project Assets to inspect any of the Project Assets and to inspect any books, records, data and information which are in the custody or possession of a Transaction Party; provided, however, those rights of access and inspection must be undertaken at a Finance Party’s own risk in a manner that does not unreasonably disrupt the operation of the Project, and must be subject to:

(1)	the confidentiality provisions set out in this agreement or in any other agreement between a Transaction Party and a Finance Party; and

(2)	applicable health and safety laws and regulations and related policies adopted by the Borrower.

(d)	Project Plan: A Transaction Party must not amend or change the Project Plan without the Agent’s prior written consent, that consent not to be unreasonably withheld or delayed.

8.3	Provisions relating to the MDOA

(a)
Where the Borrower gives an undertaking under this agreement (or a Transaction Party other than the Borrower gives an undertaking to procure the Borrower to perform that undertaking) with respect to the development or operation of the Project or the Project Assets, the Borrower (or that other Transaction Party) must use its Best Efforts to perform (or to procure that the Borrower perform) that undertaking.

(b)	Other than:

(1)	cash calls under an approved Program and Budget which are not Additional Contributions (as those terms are defined in the MDOA);

(2)	expenditures which the Borrower makes as the manager of the Project on behalf of the other participant pursuant to the MDOA;

(3)	its share of Budget overruns of less than ten percent, as described in section 9.8 of the MDOA; and

(4)	emergency expenditures made in accordance with section 9.9 of the MDOA,

where under the terms of the MDOA the agreement of the Borrower (in its capacity as a participant in the Project, and not the manager of the Project) is required for any Project expenditure not contemplated by the Project Plan, the Borrower will give notice to the Agent of such expenditure. The Borrower will not agree to the relevant expenditure being incurred without the consent of the Agent, but the Agent will not withhold its consent if it is satisfied (acting reasonably) that the incurring of the relevant expenditure will not result in:

8 Undertakings

(A)	a breach of the either of the financial undertakings set out in clause 8.25(a); or

(B)	the Borrower being unable to make repayments or payments of principal, interest or other amounts payable under this agreement.

8.4	Environmental issues

Each Transaction Party must ensure that the Borrower:

(a)	complies with all Environmental Laws with respect to the Project in all material respects;

(b)
obtains and complies with all Environmental Approvals required in connection with the development and operation of the Project, except for any failure to obtain an Environmental Approval which as a matter of law or Good Industry Practice cannot or should not reasonably be obtained until shortly before the events to which it relates occurs where not imminent; and

(c)	promptly notifies the Agent of all material claims, complaints or notices concerning its compliance with Environmental Laws and Environmental Approvals.

8.5	Mineral Rights

Each Transaction Party must ensure that:

(a)	the Borrower has, and continues to have title to the Key Mineral Rights;

(b)
the Borrower takes, or procures to be taken, all action (including the timely payment of annual maintenance fees, recording of instruments, or performance of annual assessment work, or otherwise) necessary to ensure that all conditions and requirements relating to the Key Mineral Rights are observed and performed and that the Key Mineral Rights remain valid and are in full force and effect;

(c)	the Key Mineral Rights are free of Encumbrances other than Permitted Encumbrances; and

(d)	the Borrower uses its commercially reasonable best efforts to remedy any defect identified by the Bensing Title Reports:

(1)
which affects a Key Mineral Right (other than an Excluded Claim) within 60 days of the provision of the initial Funding Portion, or if a Mineral Right which is not a Key Mineral Right as at the date of this agreement becomes a Key Mineral Right, within 60 days of it becoming so; and

(2)	which affects a Mineral Right (other than the Mineral Rights described in clause 8.5(d)(1)) as soon as reasonably practicable, taking into account commercial considerations and constraints.

Failure to remedy a defect under clause 8.5(d)(1) is not an Event of Default if the relevant defect is demonstrated to the Agent’s reasonable satisfaction not to materially affect the Borrower’s title to a Key Mineral Right.

8.6	Corporate budget

A Transaction Party must not amend or change the Corporate Budget in any material respect without the Agent’s prior written consent (not to be unreasonably withheld or delayed).

8 Undertakings

8.7              Provision of information and reports

Each Transaction Party must ensure the Agent is provided with the following, which must in the case of the information referred to in clauses 8.7(d), 8.7(e), 8.7(f) and 8.7(g)be in the form and contain information satisfactory to the Agent:

(a)  Financial Reports:

(1)	as soon as practicable and no later than 120 days after the end of a financial year, copies of the consolidated annual audited Financial Report of APG; and

(2)
as soon as practicable and no later than 45 days after each Quarterly Date, copies of the unaudited quarterly Financial Report of APG and the Borrower for the Quarter immediately preceding that Quarterly Date;

(b)  Corporate Budget: no later than the date which is 30 days after 31 December of each year, a copy of the proposed Corporate Budget for the subsequent 12 month period;

(c)  Project Plan: no later than the date which is 30 days after 31 December of each year, a copy of the updated Project Plan for the subsequent 12 month period, including an updated description of the Project life of mine and an updated reconciliation of Project mineral reserves. taking into account the operation of the Project during the preceding 12 month period;

(d)  Project reports: promptly after delivery by the Manager, copies of the reports required under section 8.2(p) and 10.1 of the MDOA and any other reports and information that is provided by the Manager. For the avoidance of doubt, the parties agree that the report entitled “Montana Tunnels Mine Joint Venture Monthly Report” as provided by the Borrower to the Agent is in a form satisfactory to the Agent for the purposes of this clause 8.7(d) and that the Borrower will comply with this clause by providing a report in that form on each of the dates required under this clause;

(e)  metal price protection report: no later than 30 days after the end of each calendar month, a metal price protection report detailing the metal produced during that month, the amount of metal committed under Hedging Agreements during that month and any Hedging Agreements that have been terminated by delivery or close-out during that month;

(f)  Transaction Accounts report: no later than 30 days after the end of each calendar month, a statement summarising all deposits to and withdrawals from the Transaction Accounts;

(g)  Quarterly compliance certificate: no later than 30 days after each Quarterly Date, a certificate signed by at least 1 Officer of the Borrower stating:

(1)	each of the Ratios as at the relevant Quarterly Date (giving details of the calculation of the Ratios);

(2)	any non-compliance of a Transaction Party with a covenant in the Transaction Documents and any Default that has occurred and is continuing; and

(3)	the full details of that non-compliance or Default and the remedial action being taken or proposed to cure that non-compliance or Default; and

(h)  other information: any other information which the Agent reasonably requests in relation to it, any of its assets or the Project.

8.8      Proper accounts

Each Transaction Party must:

(a)  keep accounting records which give a true and fair view of its financial condition and state of affairs; and

(b)  ensure that the accounts it provides under clause 8.6 are prepared in accordance with the Accounting Standards.

8 Undertakings

8.9      Notices to the Agent

Each Transaction Party must notify the Agent as soon as is reasonably practicable after it becomes aware of:

(a)       any Default occurring;

(b)      any material breach of, or material default under, any Document to which it is a party;

(c)       any material breach of any applicable license or law that would reasonably be expected to affect the validity or good standing of the Project or the Project Assets, the Borrower’s legal and beneficial title to the Project Assets or the value of the Secured Property;

(d)      any event or circumstance which entitles a person to cancel, terminate or suspend any Key Mineral Rights, Environmental Approvals, Authorisations or a Project Document;

(e)       any change in statutory requirements that may have a material effect on mining, metallurgical methods, tailings disposal, base metal production or title with respect to the Project;

(f)       a revised downward estimate of Proven Reserves and Probable Reserves in respect of the Project other than as a result of mining;

(g)      a material change in Key Personnel;

(h)      any proposed changes to the Project Plan or the Project Documents;

(i)        Knight Piésold Ltd. giving notice to a Transaction Party of matters of concern in regard to the stability of the mine walls, ramps or slopes for the Project;

(j)       any unscheduled stoppage or disruption of ore mining or processing at the Project for a period greater than 3 consecutive days;

(k)      any material adverse change in the financial position of the Project, the Borrower or another Transaction Party;

(l)       any representation, warranty, action or statement made, or taken to be made, by it is or becomes false, misleading or incorrect in any material respect;

(m)     any intention by it to exercise any right, power or remedy under any Document to which it is a party as a consequence of any default under it;

(n)      any material breach of an Authorisation;

(o)      any material breach of, or material claim being made against a Transaction Party under, any Environmental Laws or Environmental Approvals;

(p)      any material notices given or received by a Transaction Party under any Project Document;

(q)      except for the Clements Litigation, any litigation, arbitration, administration or other proceeding in respect of it or any of its assets being commenced or threatened which:

(1)	is in excess of US$500,000 (or the equivalent amount in another currency); or

(2)	if adversely determined would have or be reasonably likely to have a Material Adverse Effect;

(r)       a demand under a Surety Obligation given by that Transaction Party;

(s)      any Encumbrance that exists over any of its assets other than a Permitted Encumbrance;

(t)	any material dispute between a Transaction Party and a Government Agency or any proposal of any Government Agency to compulsorily acquire a material portion of its assets;

(u)      the acquisition by it of a Subsidiary;

(v)       a decision to accelerate or expand the level of production from the Project above that contemplated in the Cashflow Model or Project Plan;

8 Undertakings

(w)      a proposed change in mining or processing methods from those contemplated in the Cashflow Model or Project Plan in respect of the development or operation of the Project;

(x)	a material change in the proposed arrangements, term or conditions from those contemplated in the Cashflow Model or Project Plan for the sale of Product;

(y)	any replacement of a member of, or the addition of a member to, the senior operating and corporate management team which manages the operations of the Project or the Borrower; and

(z)    any material disputes with respect to the Project, Project Area and the Project Assets and any material dispute with landowners located in or around the Project Area.

8.10    Corporate existence

Each Transaction Party must ensure that it:

(a)       does everything necessary to maintain its corporate existence in good standing;

(b)      does not transfer its jurisdiction of incorporation without the prior written consent of the Agent; and

(c)       does not enter into any merger, amalgamation, consolidation or reconstruction without the Agent’s prior written consent (not to be unreasonably withheld or delayed).

8.11    Compliance

Each Transaction Party must comply with all its obligations under each Document to which it is a party.

8.12    Maintenance of capital

A Transaction Party must not without the Agent’s prior written consent:

(a)       call up or pass a resolution to call up its unpaid share capital;

(b)       reduce or pass a resolution to reduce its capital;

(c)       buy-back or pass a resolution to buy-back, any of its shares; or

(d)       attempt or take any steps to do anything which it is not permitted to do under clauses 8.12(a), 8.12(b) or 8.12(c).

8.13    Compliance with laws and Authorisations

Each Transaction Party must:

(a)       comply with, in all material respects, all laws and legal requirements, including each judgement, award, decision, finding or any other determination of a Government Agency, which applies to it or any of its assets;

(b)      obtain, maintain and comply with, in all material respects, all Authorisations required:

(1)	for the enforceability against it of each Document to which it is a party, or to enable it to perform its obligations under each Document to which it is a party;

(2)	in relation to it or any of its assets; and

(3)	for the operation of the Project;

(c)       not do anything which would prevent the renewal of any Authorisation referred to in clause 8.13(b) or cause it to be renewed on less favourable terms.

8 Undertakings

8.14           Payment of debts, outgoings and Taxes

(a)
Each Transaction Party must pay or cause to be paid its debts and financial obligations including all rates, rents and other outgoings when due and payable, except where that Transaction Party is contesting its liability to pay that financial obligation, and has reasonable grounds to do so, in appropriate proceedings reasonably satisfactory to the Financier.

(b)      Each Transaction Party must pay or cause to be paid all Taxes when due, other than Contested Taxes.

(c)       Each Transaction Party must set aside sufficient reserves to cover any Contested Taxes.

(d)      Each Transaction Party must pay or cause to be paid all Contested Taxes when the terms of any final determination or settlement require those Contested Taxes to be paid, unless failure to pay any Contested Taxes when due may have a Material Adverse Effect, in which case those the Contested Taxes must be paid when due.

8.15    Project Documents

(a)       A Transaction Party must not without the prior written consent of the Agent:

(1)	materially amend or vary, or agree to a material amendment or variation of;

(2)	terminate, rescind or discharge (except by performance or unless replaced on terms no less favourable to that Transaction Party);

(3)	grant any waiver, time or indulgence in respect of any material obligation under;

(4)	do or omit to do anything which may adversely affect the provisions or operation of; or

(5)	do or omit to do anything which would give any other person legal or equitable grounds to do anything in clause 8.15(a)(1) to (4) in respect of,

any Project Document to which it is a party.

(b)      Each Transaction Party must do all things necessary to enforce all of its rights, powers and remedies under each Project Document to which it is a party.

(c)       A Transaction Party must not enter into any agreement (other than Material Agreements existing as at the date of this agreement) relating to the development and construction of the Project, the refinement or treatment of Product or any other agreement or contract which relates to the Project where the aggregate amount of payments to be made under that agreement or contract is anticipated to exceed US$1,000,000, without the prior written consent of the Agent.

(d)       The Borrower and APG must comply with all of their respective obligations under the Services Agreement.

8.16    Amendments to constitution

A Transaction Party must not amend its memorandum and articles of association, articles of incorporation, articles of organization, by-laws, constitution, operating agreement, or other constating documents (as applicable) without the Agent’s prior written consent, which consent must not be unreasonably withheld or delayed.

8.17    Negative pledge and disposal of assets

(a)       A Transaction Party must not create or allow to exist or agree to any interest or Encumbrance over any of its assets other than a Permitted Encumbrance.

(b)       A Transaction Party must not without the prior written consent of the Agent Dispose of any of its assets other than:

8 Undertakings

(1)
a Disposal (which is not a Disposal of a Project Asset) of an asset which is sold in the Ordinary Course Business and at market value where the aggregate of assets sold by all Transaction Parties in the preceding 12 month period is less than US$500,000; or

(2)	a Disposal of Product; or

(3)	a Disposal for valuable consideration and on arm’s length commercial terms of assets that are no longer required for the proper and efficient operation of the Project because:

•
of replacement, obsolescence or otherwise, and where the Disposal relates to the replacement of assets, the asset is replaced with one or more assets having a similar function or comparable or superior type, value and quality; or

•	of cessation of mining operations at the Project in accordance with the Project Plan; or

(4)	the Disposal of the MTM Mill (as that term is defined in the MOOA) under the MOOA.

(c)
A Transaction Party must not enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, except for a netting or set-off arrangement in the ordinary course of its ordinary banking arrangements for the purpose of netting debit and credit balances.

(d)       A Transaction Party must not enter into any arrangement which, if complied with, would prevent any Transaction Party from complying with its obligations under the Transaction Documents.

(e)       APG must not Dispose of any shares it owns in AGI without the prior written consent of the Financier.

(f)       AGI must not Dispose of any shares it owns in the Borrower without the prior written consent of the Financier.

(g)      No Transaction Party may Dispose of any Inter-Company Claims owing to it by another Transaction Party.

8.18    No change to business

APG:

(a)       must ensure that its business is operated in accordance with the Corporate Budget; and

(b)      must not engage in any business other than, or do anything which would result in substantial changes to, its existing core businesses and operations of mineral exploration, mining or processing, except with the prior written consent of the Agent.

8.19    Financial accommodation and Financial Indebtedness

(a)       A Transaction Party must not subscribe for capital in an entity, provide any financial accommodation, or give any Surety Obligation in respect of any financial accommodation, to or for the benefit of any Person, other than Permitted Financial Accommodation.

(b)       A Transaction Party must not incur any Financial Indebtedness other than Permitted Financial Indebtedness.

8.20    Arm’s length transactions

A Transaction Party must not:

(a)       enter into an agreement with any Person;

8 Undertakings

(b)    acquire or Dispose of an asset;

(c)    obtain or provide a service;

(d)    obtain a right or incur an obligation; or

(e)    implement any other transaction,

unless it does so on terms which are no less favourable to it than arm’s length terms.

8.21    No Subsidiaries

The Borrower must not incorporate any new Subsidiary (whether wholly-owned or otherwise) without the prior written consent of the Agent (not to be unreasonably withheld or delayed).

8.22    Restrictions on Distributions and fees

A Transaction Party must not:

(a)       make any Distribution other than a Distribution made in accordance with clause 3.2 which would not result in a violation of clauses 8.25 and 10.3(b); or

(b)      pay any director fees, management fees, consultancy fees or other like payments to any director or Affiliate of a Transaction Party unless those fees or other payments are:

(1)	reasonable and are no more or less favourable than it is reasonable to expect would be the case if the relevant persons were dealing with each other at arm’s length; or

(2)	paid with the Agent’s prior consent.

8.23    Undertakings regarding Secured Property

Each Transaction Party must:

(a)       maintenance of the Secured Property: subject to clause 8.17:

(1)	maintain and protect its Secured Property;

(2)	keep its Secured Property in a good state of repair and in good working order allowing for fair wear and tear and shutdowns for maintenance in the Ordinary Course of Business;

(3)	remedy every defect in its title to any part of its material Secured Property (including the Key Mineral Rights);

(4)	take or defend all legal proceedings to protect or recover any of its Secured Property; and

(5)	keep its Secured Property valid and subsisting and free from liability to forfeiture, cancellation, avoidance or loss;

(b)      further security:

(1)
do anything which the Agent reasonably requests to maintain the priority of its Security, or secures to the Financier its Secured Property in a manner consistent with any provision of any Transaction Document, or aids in the exercise of any Power of a Finance Party, including, the execution of any document or the execution and delivery of blank transfers;

(2)
when the Agent requests, execute a legal or statutory mortgage in favour of the Financer over the Borrower’s right, title and interest in any real property acquired by it on or after the date of this agreement in form and substance required by the Agent, but the Agent cannot require an obligation which is more onerous than any obligation contained in any Transaction Document;

8 Undertakings

(3)	use its best efforts to record any mortgage executed under clause 8.23(b)(2); and

(4)	if a Transaction Party acquires any material assets:

•	promptly notify the Agent of that acquisition; and

•
at the request of the Agent, procure the company that has acquired those assets to grant security over those assets in favour of a Finance Party in form and substance required by the Agent, but the Agent cannot require an obligation which is more onerous than any obligation contained in any Transaction Document;

(c)       registration and protection of security: ensure that its Security is registered, recorded, and filed in all registers in all jurisdictions in which it must be registered, recorded and/or filed to ensure the enforceability, validity and priority of the Security against all persons and to be effective as a security;

(d)       no partnership or joint venture: not enter into any profit sharing arrangement in relation to its Secured Property or any partnership or joint venture with any other person without the Agent’s written consent, other than the MDOA and the MOOA and as disclosed in the MDOA;

(e)       no Encumbrances: cause any Encumbrance other than a Permitted Encumbrance which is lodged in respect of its Secured Property, other than an Encumbrance lodged by the Finance Parties, to be removed as soon as reasonably practicable but in any event within 15 Business Days after the date that it becomes aware of its existence; and

(f)       Offtake Agreement: if requested by the Agent, use its commercially reasonable best efforts to procure consent from Teck Cominco with respect to the assignment of the Offtake Agreement to the Finance Parties.

8.24    Insurance

(a)       General requirements: Each Security Provider must ensure that all aspects of the Current Insurance Policies are maintained.

(b)       Payment of premiums: Each Security Provider must punctually pay all premiums and other amounts necessary to effect and maintain in force each insurance policy.

(c)       Contents of insurance policy: Each Security Provider must use commercially reasonable best efforts to ensure that every insurance policy (other than worker’s compensation, directors’ and officers’ liability and public liability):

(1)	is taken out in the name of the Security Provider, notes each Finance Party as an additional insured and insures each of their insurable interests;

(2)	names the Agent as the loss payee;

(3)
cannot be terminated or varied by the insurer for any reason including the non-payment of the premium or any other amount in respect of the insurance policy, unless the Agent is given 30 days prior written notice; and

(4)
provides that notice of any occurrence given by one insured party will be regarded as notice given by all insured parties and that failure by one insured party to observe and fulfil the conditions of the policy will not prejudice the rights of any other insured party.

(d)       No prejudice: Each Security Provider must not do or omit to do, or allow or permit to be done or not done, anything which may materially prejudice any insurance policy.

(e)       Deliver documents: Each Security Provider must promptly deliver to the Agent:

(1)	adequate evidence as to the existence and currency of the insurance required under this clause 8.24; and

8 Undertakings

(2)	any other detail with respect to the insurance which the Agent may reasonably require and notify to the Security Provider from time to time.

(f)        No change to policy: A Security Provider must not rescind, terminate, cancel or make a material change to any insurance policy without the Agent’s written consent, except where the variation is to increase coverage, the amount insured by the policy or amend the scheduled insured property where that amendment results from a Disposal permitted under clause 8.17.

(g)      Assistance in recovery of money: Each Security Provider must do all things reasonably required by a Finance Party to enable the Finance Party to recover any money due in respect of an insurance policy.

(h)	Notification by Security Provider: Each Security Provider must notify the Agent as soon as reasonably practicable after it becomes aware of:

(1)	an event which in relation to a Security Property gives rise to a claim of US$500,000 or more under an insurance policy; and

(2)	the cancellation or variation for any reason of any insurance policy in relation to its Secured Property.

(i)        Dealing with insurance policy proceeds:

(1)
If the claim by a Transaction Party is greater than US$1,000,000, or if the claim by a Transaction Party is less than US$1,000,000 but the Agent determines that there is not sufficient business interruption insurance or other funds available to the Borrower to ensure that the Borrower can pay or repay any part of the Secured Moneys due and payable by it, the Agent may direct that Transaction Party with respect to a particular insurance claim, to irrevocably authorise, instruct and direct the insurer to pay the proceeds of that claim up to the amount of the Secured Moneys to the Financier.

(2)
If an Event of Default has occurred and is continuing, the proceeds in respect of any insurance policy must be used to repay the Secured Moneys outstanding at that time or for any other purpose which the Agent approves.

(3)
The proceeds in respect of any claim under an insurance policy in respect of lost, destroyed or damaged property of a Transaction Party that are not being applied in accordance with clauses 8.24(i)(1) and 8.24(i)(2), must be applied towards the replacement or reinstatement of that property.

(4)
Clauses 8.24(i)(1), 8.24(i)(2)and (3) do not apply to proceeds received from any workers’ compensation or public liability policy to the extent that the proceeds are paid to a person entitled to be compensated under the workers’ compensation or public liability policy.

(5)
Any amount received by the Agent in accordance with clauses 8.24(i)(1) or 8.24(i)(2) may be applied by the Agent as a prepayment of the Principal Outstanding, and clauses 3.5(d) and 3.7(b) will apply to the prepayment.

(j)        Power to take proceedings: If an Event of Default has occurred and is continuing and a Receiver has not been appointed, the Agent alone has full power to make, enforce, settle, compromise, sue on and discharge all claims and recover and receive all moneys payable in respect of any claim under any insurance policy.

8.25    Financial undertakings

(a)      The Borrower must ensure that at all times:

(1)	the LLCR is not less than 1.5:1; and

(2)	the PLCR is not less than 2:1.

(b)       If the Quarterly compliance certificate provided by Borrower in accordance with clause 8.7(g) shows that, or if at any time the Agent calculates that, the value of a Ratio is less than the value for that Ratio set out in clause 8.25(a), the Borrower must on the next Repayment Date apply as a mandatory prepayment of the Principal Outstanding the lesser of:

8 Undertakings

(1)	100% of the Excess Cashflow; and

(2)	the amount that is required to be paid to make the value of that Ratio greater than or equal to the value for that Ratio set out in clause 8.25(a).

Clauses 0 and 3.7(b) will apply to each mandatory prepayment.

(c)       The calculation of a Ratio by the Agent is, in the absence of manifest error, the final and agreed calculation of that Ratio. In calculating a Ratio, the Agent will have regard to the most recent Cashflow Model and information provided to it under clause 8.6.

8.26    Hedging

(a)       Each Transaction Party must ensure that the Borrower enters into and maintains the Metals Price Protection Program to the satisfaction of the Agent.

(b)       A Transaction Party must not enter into a Hedging Agreement in respect of Product with a counterparty who is not the Financier.

8.27    Repayment of Secured Debentures and RMB GSA

(a)       The Transaction Parties must ensure that APG repays when due all amounts outstanding under each of the Secured Debentures.

(b)      As soon as practicable, but no more than 15 Business Days after repayment of the Secured Debentures in accordance with clause 8.27(a), the Transaction Parties must:

(1)    procure the full discharge and release of the Canadian Securities;

(2)    ensure APG:

•	executes and delivers to the Agent the RMB GSA; and

•          executes any other forms or documents required to perfect the security under the RMB GSA and evidence of APG’s corporate authorisation of the RMB GSA,

each in form and substance satisfactory to the Agent; and

(3)	procure delivery of a legal opinion on enforceability of the RMB GSA and due execution of it by APG in form and substance satisfactory to the Agent.

8.28 Subordination

(a) Each Transaction Party must ensure that:

(1)
all the Inter-Company Claims and payment (from whatever source) of, and the rights and claims of each Transaction Party in respect of, all the Inter-Company Claims are subordinated and postponed and made subject in right of payment to all the Secured Moneys and payment (from whatever source) of, and the rights and claims of the Finance Parties in respect of, all the Secured Moneys;

(2)	until all the Secured Moneys have been paid in full:

•          the Inter-Company Claims must not (without the prior written consent of the Agent) be paid or repaid; and

•          no Transaction Party may receive, and each Transaction Party must not pay or repay, any of the Inter-Company Claims to, or at the direction of, another Transaction Party or any person acting, or purporting to act, on behalf of a Transaction Party;

9 Cashflow Model

(3)	the subordination effected by this clause applies at all times including if and while a Transaction Party is in liquidation;

(4)
if, on liquidation of a Transaction Party, there is a distribution of a Transaction Party's assets including payment in cash, property or securities, to creditors of that Transaction Party on liquidation, all of the Secured Moneys must be paid in full in cash before a payment is made for or on account of the Inter-Company Claims; and

(5)
until the Secured Moneys and all moneys due or owing under the Transaction Documents have been paid in full, until the subordination under this clause has been terminated and until this agreement has been fully discharged, no Transaction Party may:

•           make a claim or exercise a right, power or remedy against another Transaction Party under any agreement, document or otherwise;

•          accept, or ensure the grant of, or permit any Encumbrance or Guarantee from a Transaction Party or any surety in favour of another Transaction Party to exist;

•           exercise, or attempt to exercise, any right of set-off against, nor realise any Encumbrance from, a Transaction Party or any surety; or

•          raise any defence or counterclaim in reduction or discharge of any obligation owed by a Transaction Party to another Transaction Party or any surety.

(b)    Despite clause 8.28(a), a Transaction Party (“First Transaction Party”) may reimburse or indemnify another Transaction Party (“Second Transaction Party”) for costs and expenses incurred by the Second Transaction Party on behalf of the First Transaction Party in the Ordinary Course of Business if at the time of the payment no Default has occurred and is continuing.

8.29    Term of undertakings

Unless the Agent otherwise agrees in writing, until:

(a)       the Commitment is cancelled; and

(b)      the Secured Moneys are unconditionally repaid in full; and

each Transaction Party must, at its own cost, comply with its undertakings in this clause 8.

9       Cashflow Model

9.1 Calculations

Any amount or figure to be calculated or estimated under or for the purposes of the definitions of “Loan Life Cover Ratio”, “Project Life Cover Ratio”, “Operating Costs” and “Revenue” is to be calculated by the Agent or, at the request of the Agent, by the Borrower on the basis of the latest Cashflow Model and accounts and other financial information provided under clause 8.6 or, if the Borrower or the Guarantor is at any relevant time in default in delivering accounts and other financial information under clause 8.6, as estimated by the Agent on the basis of the latest Cashflow Model and other accounts and information available to the Agent.

9 Cashflow Model

9.2     Calculations in United States Dollars

All calculations under this agreement will be made in United States Dollars. For the purpose of determining Operating Costs and Revenue for any period, any amount paid or received by the Borrower in a currency other than United States Dollars will:

(a)       to the extent the amount paid or received has been converted from or to United States Dollars by the Borrower, be taken into account as that United States Dollar amount; and

(b)       to the extent that no conversion has taken place, be taken into account as the amount of United States Dollars converted from that other currency at the spot rate for the purchase of United States Dollars with that currency quoted by the Agent at or about 8.00 am on the last day of the period.

9.3      Maintenance

The Cashflow Model will be maintained and updated regularly by the Borrower until the Final Repayment Date.

9.4      Update of Cashflow Model

In addition to the Quarterly updates of the Cashflow Model described in clause 9.6 the Agent may, and the Borrower will at the request of the Agent, update the Cashflow Model in the following circumstances:

(a)       at any time to reflect any changes to the Project Plan agreed to by the Agent;

(b)      at any other time to reflect any material changes in the technical assumptions or economic assumptions for the Cashflow Model, determined by the Agent in its reasonable discretion.

9.5      Factors since commencement of production

Any updating of the Cashflow Model under clause 9.4 or 9.6 will take into account:

(a)       actual Revenue and Operating Costs; and

(b)      actual performance of the Project,

during the term of the Facility.

9.6      Delivery of updated Cashflow Model

(a)       A copy of any updated Cashflow Model must promptly be delivered:

(b)	by the Borrower to the Agent, along with the Quarterly compliance certificate described under clause 8.7(g) on each Quarterly Date; and

(c)       by the Agent to the Borrower promptly following any update or revision made by the Agent.

9.7      Determination is binding

(a)       The technical assumptions, economic assumptions and other terms of the Cashflow Model under this clause 9 will be determined by the Agent (acting reasonably), and, absent manifest error, a determination by the Agent (acting reasonably) is final and binding on the Transaction Parties.

(b)       If so requested by the Borrower, the Agent must hold discussions with the Borrower in good faith regarding the terms of the Cashflow Model and any update or proposed update of the Cashflow Model, and the economic assumptions and technical assumptions to be used in the Cashflow Model.

10 Transaction Accounts

10     Transaction Accounts

10.1    Establishment of Transaction Accounts

The Borrower covenants and agrees with the Agent:

(a)       to establish and maintain 2 United States Dollars denominated interest bearing accounts located in the United States of America in a place and with a bank or financial institution reasonably acceptable to the Agent, those accounts to be called respectively:

(1)	the “Montana Tunnels Mine - Operating Account”; and

(2)	the “Montana Tunnels Mine - Proceeds Account”;

(b)       to maintain the Transaction Accounts in the location and with the bank or financial institution at which that account was originally established and not change that account to another bank or financial institution without the Agent’s prior written consent;

(c)       to cause all interest and other earnings on a Transaction Account to be credited to that Transaction Account; and

(d)      to deal with the amounts standing to the credit of a Transaction Account in accordance with this clause 10 and not otherwise.

10.2    Project Operating Account

The Borrower must:

(a)       deposit, or cause to be deposited, into the Project Operating Account all money received in connection with the Project (including proceeds of sales of assets and insurance proceeds); and

(b)      operate that account in accordance with Good Industry Practice and in accordance with the MDOA.

10.3    Proceeds Account

(a)       The Borrower must deposit, or cause to be deposited, into the Proceeds Account:

(1)	all of the Borrower’s entitlement under the MDOA to all amounts deposited into the Project Operating Account in accordance with clause 10.2(a); and

(2)	the proceeds of all Funding Portions.

(b)       The Borrower must not make any withdrawal from the Proceeds Account for any purpose unless:

(1)	no Default or Review Event has occurred and is continuing, or would occur as a result of making that withdrawal; and

(2)	the funds remaining in the Proceeds Account after that withdrawal, are in aggregate equal to or greater than US$1,000,000.

So long as clauses 3.2 and 10.3 would not be violated, the Borrower may withdraw funds from the Proceeds Account at any time and for any reason.

10.4    Limit on withdrawals

(a)       If an Event of Default has occurred and while it is continuing, withdrawals from a Transaction Account may only be made with the prior written approval of the Agent or a Receiver appointed by the Agent.

11 Events of Default

(b)       If a Potential Event of Default or Review Event has occurred and while it is continuing, withdrawals from a Transaction Account may be made with the prior written approval of the Agent (that approval not to be unreasonably withheld or delayed).

11 Events of Default

11.1 Events of Default

It is an Event of Default, whether or not it is within the control of a Transaction Party, if:

(a)       failure to pay: a Transaction Party fails to pay or repay any part of the Secured Moneys when due and payable by it;

(b)      non-remediable failure: a Transaction Party fails to perform any undertaking or obligation of it under any Transaction Document (other than as described in paragraph 11.1(a)or a failure to perform clause 8.25(a)) and that failure is not in the opinion of the Agent remediable;

(c)       remediable failure: the failure described in clause 11.1(b) is in the opinion of the Agent remediable, and the Transaction Party does not remedy the failure within 15 Business Days after the Transaction Party becomes aware of that failure or receives a notice from the Agent specifying the failure (whichever occurs earliest);

(d)       Mineral Rights:

(1)	a Key Mineral Right is terminated or otherwise ceases to be in full force and effect; or

(2)	a Key Mineral Right is abandoned, terminated or otherwise determined in the opinion of the Agent to be invalid or owned by a person other than the Borrower or EKT.

The parties specifically agree that the imposition of a Federal Royalty will not be an Event of Default;

(e)       Ratios: the Agent calculates, having regard to the most recent Cashflow Model, that as at any Calculation Date:

(1)	the LLCR is less than 1.2:1; or

(2)	the PLCR is less than 1.5:1;

(f)        Project Documents: any party to a Project Document (other than EKT in respect of the MDOA) fails to perform or observe, in any material respect, any of its material undertakings or obligations under a Project Document and that party does not remedy the failure within the grace period stated in the Project Document or, if no grace period is stated, within 15 Business Days;

(g)      Authorisations: the Borrower fails to maintain and comply in all material respects with all applicable Authorisations that relate to the development, construction and operation of the Project and such failure has had, or is reasonably likely to have, a Material Adverse Effect;

(h)      abandonment: all or any material part of the Project is abandoned or placed on a “care and maintenance” basis for more than 5 consecutive days;

(i)        destruction of Secured Property: all or a material part of the Secured Property is destroyed, lost or damaged beyond repair or proves to be materially defective in circumstances not covered fully by any insurance in favour of a Transaction Party;

(j)        expropriation: all or a material part of the Secured Property is seized, nationalised, compulsorily acquired or expropriated by, or by order of, a Government Agency or under any law or a Government Agency orders the sale, vesting or divesting of all or a material part of the Secured Property, or a restraint, restriction, prohibition, intervention, law, decree or other order of a Government Agency or any other matter or thing occurs which wholly or partially prevents or hinders:

11 Events of Default

(1)	the performance by a Transaction Party of any of its obligations under a Document; or

(2)	the construction, development or operation of the Project or the Project Assets;

(k)       misrepresentation: any representation or warranty or statement made, or taken to have been made, of a Transaction Party under or in connection with a Transaction Document is found to have been incorrect or misleading when made or repeated, or taken to have been made or repeated, unless rectified within 20 Business Days of that representation or warranty or statement having been made or taken to have been made;

(l)        acceleration of payments: a Transaction Party does anything which constitutes an event, whatever called, which causes or enables the acceleration of a payment to be made under a Document, or the enforcement or termination or recision of a Document;

(m)      cross default: any Financial Indebtedness of a Transaction Party in an amount in excess of US$500,000:

(1)	becomes due and payable, or becomes capable of being declared due and payable, before the scheduled date for payment; or

(2)	is not paid when due (after taking into account any applicable grace period);

(n)      Encumbrance: any Encumbrance is enforced, or becomes capable of being enforced, against a material asset of a Transaction Party;

(o)       judgment: a judgment in an amount exceeding US$500,000 is obtained against a Transaction Party and that judgement has not been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 15 Business Days from the entry of that judgment;

(p)       execution: a distress, attachment, execution or other process of a Government Agency is issued against, levied or entered upon an asset of a Transaction Party in an amount exceeding US$500,000 and is not set aside or satisfied within 15 Business Days;

(q)       winding up: any of the following occur:

(1)	an application is made;

(2)	an order is made; or

(3)	a resolution is passed or any steps are taken to pass a resolution,

for the winding up of any Transaction Party;

(r)       administration, liquidation, receivership etc: any of the following occur:

(1)
an administrator, liquidator, provisional liquidator, receiver, receiver and manager, official manager, trustee, controller or similar official is appointed, or any steps are taken to that appointment; or

(2)
a resolution to appoint an administrator, liquidator, provisional liquidator, receiver, receiver and manager, official manager, trustee, controller or similar official is passed, or any steps are taken to pass a resolution to that appointment, to a Transaction Party or over the assets of a Transaction Party;

(s)       deregistration: a Transaction Party is deregistered, or any steps are taken to deregister a Transaction Party under any applicable law;

(t)       suspends payment: a Transaction Party suspends payment of its debts generally;

(u)      insolvency: a Transaction Party:

(1)	is unable to pay its debts when they are due;

(2)	states that it is insolvent or unable to pay its debts when they are due; or

11 Events of Default

(3)	is presumed to be insolvent or becomes insolvent under administration as defined or recognised under any applicable law, or action is taken which could result in those events;

(v)       arrangements: a Transaction Party enters into or resolves to enter into any arrangement, composition or compromise with, or assignment for the benefit of, any of its creditors;

(w)      reorganisation: a Transaction Party implements a merger, demerger or scheme of arrangement with any person where the Transaction Party would not be the surviving party;

(x)       amendment of constituent documents: the memorandum and articles of association, constitution or other constating documents (including a by-law) of a Transaction Party are amended in a manner that has, or is reasonably likely to have, a Material Adverse Effect;

(y)      ceasing business: a Transaction Party ceases to carry on business;

(z)       de-listing on Exchange: except with the prior written consent of the Agent, APG ceases to have its ordinary shares listed for trading on an Exchange;

(aa)     unenforceability:

(1)	a material provision of a Document is illegal, void, voidable or unenforceable;

(2)	any person becomes entitled to terminate, rescind or avoid any material provision of any Document; or

(3)	the execution, delivery or performance of a Document by a Transaction Party breaches or results in a contravention of any law;

(bb)    Material Adverse Effect: any event occurs which has or is reasonably likely to have a Material Adverse Effect; or

(cc)     jurisdictional equivalent: anything analogous or having a substantially similar effect to any of the events specified in clauses 11.1(q), 11.1(r), 11.1(s), 11.1(t), 11.1(u), 11.1(v) or 11.1(w) happens under the law of any applicable jurisdiction.

11.2 Effect of Event of Default

(a)       If an Event of Default occurs the Agent may, at any time after its occurrence by notice to the Borrower declare that:

(1)	the Secured Moneys are immediately due and payable; or

(2)	the Commitment is cancelled,

or make each of the declarations under clauses 11.2(a)(1) and 11.2(a)(2).

(b)      The Borrower must immediately repay the Secured Moneys on receipt of a notice under clause 11.2(a)(1).

11.3    Transaction Parties to continue to perform

(a)       If the Agent makes a declaration under clause 11.2 or a gives a notice under clause 11.5(d):

(1)	the declaration or notice does not affect the obligations of a Transaction Party under the Transaction Documents; and

(2)
each Transaction Party must continue to perform its obligations under the Transaction Documents as if the declaration had not been made or the notice had not been given, subject to any directions given by a Finance Party under any Transaction Document.

(b)       Clause 11.3(a) does not affect the Borrower’s obligations under clause 11.2.

12 Increased costs and illegality

11.4    Enforcement

(a)       The Transaction Documents may be enforced without notice to a Transaction Party or any other person even if:

(1)	a Finance Party accepts any part of the Secured Moneys after an Event of Default; or

(2)	there has been any other Event of Default.

(b)       No Finance Party is liable to any Transaction Party for any Loss a Transaction Party may suffer, incur or be liable for arising out of or in connection with a Finance Party exercising any Power, except with respect to the gross negligence or wilful misconduct of a Finance Party to the extent specifically set out in a Transaction Document.

11.5    Review event

(a)       It is a review event if there is a change in Control or a material change in the composition of the board or Key Personnel of a Transaction Party.

(b)      Each Transaction Party must notify the Agent as soon as it becomes aware of the occurrence of a Review Event.

(c)       The Financier has the right to review the Facility for a period of 30 days from the date on which the Agent receives a notice under clause 11.5(b) or becomes aware of the occurrence of a Review Event.

(d)       If the Financier decides that it does not wish to continue to provide the Facility following the occurrence of a Review Event, it must give written notice to that effect to the Borrower within the 30 day review period referred to in clause 11.5(c). The notice must state a date (not earlier than 90 days from the date of the service of the notice) by which the Secured Moneys must be paid in full, and the Borrower must pay the Secured Moneys to the Agent in full on the date nominated in the notice.

12     Increased costs and illegality

12.1    Increased costs

(a)       If the Financier determines that any Change in Law affecting it or any of its Holding Companies directly or indirectly:

(1)	increases the effective cost to the Financier of performing its obligations under the Transaction Documents or funding or maintaining the Commitment or the Principal Outstanding;

(2)	reduces any amount received or receivable by the Financier under the Transaction Documents; or

(3)	in any other way reduces the effective return to the Financier or any Affiliate under the Transaction Documents or the overall return on capital of the Financier or any Affiliate,

(each an Increased Cost), the Borrower must pay to the Financier on demand compensation for the Increased Cost to the extent attributed by the Financier or Affiliate (using the methods it considers appropriate) to the Financier’s obligations under the Transaction Documents or the funding or maintenance of the Commitment or the Principal Outstanding.

(b)       A claim under clause 12.1(a) in the absence of manifest error, is sufficient evidence of the amount to which the Finance Party is entitled under clause 12.1(a) unless the contrary is proved.

13 Indemnities and Break Costs

(c)       If the Borrower receives a demand from the Financier under clause 12.1(a), the Borrower may, by written notice to the Agent on or before the date which is 20 Business Days after the date of that demand, cancel the Commitment and prepay the Secured Moneys in full.

(d)       A notice under clause 12.1(c) is irrevocable and the Borrower must, on the date which is 40 Business Days after the date that the notice is given, pay to the Agent on account of the Financier the Secured Moneys in full.

12.2    Illegality

(a)       Subject to clause 12.2(c), if any Change in Law or other event makes it illegal for the Financier to perform its obligations under the Transaction Documents or fund or maintain the Commitment, the Financier may by notice to the Borrower:

(1)	suspend its obligations under the Transaction Documents for the duration of the illegality; or

(2)
by notice to the Borrower, cancel the Commitment and require the Borrower to repay the Secured Moneys in full on the date which is 40 Business Days after the date on which the Financier gives the notice or any earlier date required by, or to comply with, the applicable law.

(b)       A notice under clause 12.2(a)(2) is irrevocable and the Borrower must, on the repayment date determined under clause 12.2(a)(2), pay to the Agent on account of the Financier the Secured Moneys in full.

(c)       If any Change in Law or other event that makes it illegal for the Financier to perform its obligation under a Financier Hedging Agreement is a Termination Event under that Financier Hedging Agreement, then the provisions of the relevant Financier Hedging Agreement will apply with respect to that Termination Event, and this clause 12.2 will not apply.

12.3    Reduction of Commitment

The Commitment is reduced by any amount of Secured Moneys paid under this clause 12 and accordingly an amount paid under this clause 12 may not be redrawn.

13    Indemnities and Break Costs

13.1    General indemnity

(a)       Each Transaction Party indemnifies each Finance Party against any Loss which that Finance Party, a Receiver (whether acting as agent of the Borrower or of a Finance Party) or an Attorney pays, suffers, incurs or is liable for, in respect of any of the following:

(1)
a Funding Portion required by a Funding Notice not being made for any reason including any failure by a Transaction Party to fulfil any condition precedent contained in clause 2, but excluding any default by that Finance Party;

(2)	the occurrence of any Default;

(3)	a Finance Party exercising its Powers consequent upon or arising out of the occurrence of any Default;

(4)	the non-exercise, attempted exercise, exercise or delay in the exercise of any Power;

(5)	any act or omission of a Security Provider or any of its employees or agents;

13 Indemnities and Break Costs

(6)	the occupation, use or ownership of any Secured Property by a Security Provider or any of its employees or agents;

(7)	any workers’ compensation claim by any employee of a Security Provider;

(8)	any insurance policy in respect of any Secured Property;

(9)	any compulsory acquisition or statutory or judicial divestiture of any Secured Property;

(10)	any other thing in respect of a Security or any Secured Property; and

(11)	any payment made by the Financier to the Agent to indemnify the Agent for a Loss the Agent pays, suffers, incurs or is liable for in acting as Agent.

(b)      The indemnity in clause 13.1(a), includes:

(1)
the amount determined by a Finance Party as being incurred by reason of the liquidation or re-employment of deposits or other funds acquired or contracted for by the Finance Party to fund or maintain the Commitment; and

(2)	loss of margin,

but does not include any Loss arising out of or due to the gross negligence or wilful misconduct of a Finance Party.

13.2    Break Costs

The Borrower must, within 3 Business Days of demand by the Agent, pay to the Agent for the account of each Finance Party its Break Costs attributable to all or any part of a Funding Portion being prepaid or repaid by the Borrower on a day other than the last day of the Interest Period for that Funding Portion.

13.3    Foreign currency indemnity

If, at any time:

(a)       a Finance Party, a Receiver or an Attorney receives or recovers any amount payable by a Transaction Party including:

(1)	under any judgment or order of any Government Agency;

(2)	for any breach of any Transaction Document;

(3)	on the liquidation or bankruptcy of the Transaction Party or any proof or claim in that liquidation or bankruptcy; or

(4)	any other thing into which the obligations of the Transaction Party may have become merged; and

(b)      the Payment Currency is not the Relevant Currency,

the Borrower indemnifies each Finance Party, Receiver or Attorney against any shortfall between the amount payable in the Relevant Currency and the amount actually or notionally received or recovered by each Finance Party, Receiver or Attorney after the Payment Currency is converted or translated into the Relevant Currency under clause 13.4.

13.4    Conversion of currencies

In making any currency conversion under clause 13.3, a Finance Party, Receiver or Attorney may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency, whether spot or forward, in the manner and amounts and at the times it thinks fit.

14 Fees, Tax, costs and expenses

13.5    Continuing indemnities and evidence of Loss

(a)      Each indemnity of a Transaction Party in a Transaction Document is a continuing obligation of the Transaction Party, despite:

(1)	any settlement of account; or

(2)	the occurrence of any other thing,

and remains in full force and effect until:

(3)	the Secured Moneys are fully and finally repaid; and

(4)	each Security has been finally discharged.

(b)       Each indemnity of a Transaction Party in a Transaction Document is an additional, separate and independent obligation of a Transaction Party and no one indemnity limits the general nature of any other indemnity.

(c)       Each indemnity of a Transaction Party in a Transaction Document survives the termination of any Transaction Document.

(d)       A certificate given by an Officer of a Finance Party detailing the amount of any Loss covered by any indemnity in a Transaction Document is sufficient evidence unless the contrary is proved.

14     Fees, Tax, costs and expenses

14.1    Arrangement fee

The Borrower must, on or before the date that the first Funding Portion is provided under clause 5.1, pay to the Agent a non-refundable and non-rebateable arrangement fee equal to 1.5% of the Commitment, being US$120,000.

14.2    Commitment fee

The Borrower must pay the Financier a non-refundable commitment fee equal to 0.75% per annum calculated on a daily basis on the average monthly balance of the Undrawn Commitment on the basis of a 360 day year and for the actual number of days elapsed. The commitment fee is to commence on the date the conditions precedent in clause 2.1 are satisfied and is to be paid in arrears on each subsequent Quarterly Date and on the last day of the Availability Period.

14.3    Tax

(a)       The Borrower must pay any Tax, other than an Excluded Tax in respect of any Finance Party, which is payable in respect of a Transaction Document (including in respect of the execution, delivery, performance, release, discharge, amendment or enforcement of a Transaction Document).

(b)      The Borrower must pay any fine, penalty or other cost in respect of a failure to pay any Tax described in clause 14.3(a) except to the extent that the fine, penalty or other cost is caused by the Agent’s failure to lodge money received from the Borrower within 5 Business Days before the due date for lodgement.

(c)      The Borrower indemnifies each Finance Party against any amount payable under clause 14.3(a) or 14.3(b).

15 Interest on overdue amounts

14.4    Costs and expenses

The Borrower must pay all costs and expenses of each Finance Party in relation to:

(a)       the negotiation, preparation, execution, delivery, stamping, registration, completion, variation and discharge of any Transaction Document;

(b)      the enforcement, protection or waiver of any rights under any Transaction Document;

(c)       the consent or approval of a Finance Party given under any Transaction Document;

(d)      any enquiry by a Government Agency involving the Borrower; and

(e)       1 site visit for 2 representatives of the Finance Parties to the Project on the occurrence of:

(1)	a material change in the Project Plan;

(2)	a potential Default, occurrence and continuance of a Default or an Event of Default (as that expression is defined in any Transaction Document); or

(3)	a Termination Event,

including:

(f)       any administration costs of each Finance Party in relation to the matters described in clause 14.4(c) or 14.4(d); and

(g)      any reasonable legal costs and expenses and any professional consultant’s fees on a full indemnity basis.

15     Interest on overdue amounts

15.1    Payment of interest

Each Transaction Party must pay interest on:

(a)       any of the Secured Moneys due and payable by it, but unpaid; and

(b)      any interest payable but unpaid under this clause 15.

15.2    Accrual of interest

The interest payable under this clause 15:

(a)       accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the Secured Moneys becomes merged; and

(b)      may be capitalised at monthly intervals.

15.3    Rate of interest

The rate of interest payable under this clause 15 on any part of the Secured Moneys is the higher of:

(a)       the Overdue Rate determined by the Agent:

(1)	on the date that part of the Secured Moneys becomes due and payable but is unpaid; and

(2)	on each date which is 1 month after the immediately preceding date on which the Overdue Rate was determined under this clause 15.3(a); and

(b)      the rate fixed or payable under a judgment or other thing referred to in clause 15.2(a).

16 Assignment

16     Assignment

16.1    Assignment by Transaction Party

A Transaction Party must not assign or novate any of its rights or obligations under a Transaction Document without the prior written consent of the Agent.

16.2    Borrower obligation in registered form

The obligation of the Borrower to pay principal and interest under this agreement is taken to be in registered form for the purposes of the United States Internal Revenue Code, Sections 871(h)(6), 881(c)(6), 163(f) and the regulations issued thereunder, including Temp. Treas. Reg. Section 5f.163-1(a) and Temp. Treas. Reg. Section 5f.103-1. Accordingly the Borrower must maintain a book entry system to record the owner of the right to principal and interest and must issue to the Financier a Promissory Note evidencing a Funding Portion and making specific reference to the comply with the registration requirements in order to effect a transfer of the rights under the obligation, and clause 16.3 will apply to any assignment by the Financier of its rights under a Transaction Document with respect to the obligation of the Borrower to pay principal and interest.

16.3    Assignment by Finance Party

(a)       A Finance Party may assign or novate any of its rights and obligations under a Transaction Document to any person if:

(1)	any necessary prior Authorisation is obtained;

(2)
the assignment or novation is to a person in the RMB group of companies (which term includes any person, partnership or corporate entity in that group) or, after consultation with the Borrower, to a reputable bank or financial institution or to a combination of reputable banks and financial institutions; and

(3)	it notifies the Agent and the Borrower.

(b)       In the event that the Financier elects to assign any of its rights under clause 16.3(a), the Financier must surrender to the Borrower each Promissory Note then on issue, and the Borrower must reissue those Promissory Notes to the assignee. An assignment by the Financier will be taken to be effective when the Promissory Notes are reissued by the Borrower.

16.4    Assist

Each party must do any thing which the Agent reasonably requests including, executing any documents or amending any Transaction Document, to effect any transfer, assignment or novation under this clause 16.

16.5    Participation not permitted

A Finance Party may not grant a participation interest (being a right to share in the financial benefits of this agreement, without any rights against a Transaction Party) in any of that Finance Party’s rights and benefits under this agreement to any other person.

16.6    Lending Office

(a)       A Finance Party may change its Lending Office at any time.

(b)      A Financier must promptly notify the Agent and the Borrower of the change.

17 Saving provisions

16.7    No increase in costs

If a Finance Party assigns or novates any of its rights or obligations under any Transaction Document or changes its Lending Office, no Transaction Party is required to pay any net increase in the aggregate amount of costs, Taxes, fees or charges which is a direct consequence of the transfer or assignment or change of Lending Office.

17     Saving provisions

17.1    No merger of security

(a)       Nothing in this agreement merges, extinguishes, postpones, lessens or otherwise prejudicially affects:

(1)	any Encumbrance or indemnity in favour of any Finance Party; or

(2)	any Power.

(b)	No other Encumbrance or Transaction Document which a Finance Party has the benefit of in any way prejudicially affects any Power.

17.2    Exclusion of moratorium

To the extent not excluded by law, a provision of any legislation which directly or indirectly:

(a)       lessens, varies or affects in favour of a Transaction Party any obligations under a Transaction Document; or

(b)      stays, postpones or otherwise prevents or prejudicially affects the exercise by any Finance Party of any Power,

is negatived and excluded from each Transaction Document and all relief and protection conferred on a Transaction Party by or under that legislation is also negatived and excluded.

17.3    Conflict

Where any right, power, authority, discretion or remedy conferred on a Finance Party, a Receiver or an Attorney by any Transaction Document is inconsistent with the powers conferred by applicable law then, to the extent not prohibited by that law, those conferred by applicable law are regarded as negatived or varied to the extent of the inconsistency.

17.4    Consents

(a)       Whenever the doing of any thing by a Transaction Party is dependent on the consent of a Finance Party, the Finance Party may withhold its consent or give it conditionally or unconditionally in its absolute discretion, unless expressly stated otherwise in a Transaction Document.

(b)      Any conditions imposed on a Transaction Party by a Finance Party under clause 17.4(a) must be complied with by the Transaction Party.

17.5    Principal obligations

This agreement and each Collateral Security is:

(a)       a principal obligation and is not ancillary or collateral to any other Encumbrance (other than another Collateral Security) or other obligation; and

17 Saving provisions

(b)       independent of, and unaffected by, any other Encumbrance or other obligation which any Finance Party may hold at any time in respect of the Secured Moneys.

17.6    Non-avoidance

If any payment by a Transaction Party to a Finance Party is avoided for any reason including any legal limitation, disability or incapacity of or affecting the Transaction Party or any other thing, and whether or not:

(a)      any transaction relating to the Secured Moneys was illegal, void or substantially avoided; or

(b)      any thing was or ought to have been within the knowledge of any Finance Party,

the Transaction Party:

(c)      as an additional, separate and independent obligation, indemnifies each Finance Party against that avoided payment; and

(d)      acknowledges that any liability of the Transaction Party under the Transaction Documents and any right or remedy of the Finance Parties under the Transaction Documents is the same as if that payment had not been made.

17.7    Set-off authorised

If a Transaction Party does not pay any amount when due and payable by it to any Finance Party under a Transaction Document, the Finance Party may:

(a)       apply any credit balance in any currency in any account of the Transaction Party with the Finance Party in or towards satisfaction of that amount; and

(b)       effect any currency conversion which may be required to make an application under clause 17.7(a).

17.8    Agent’s certificates and approvals

(a)       A certificate signed by any Officer of the Agent in relation to any amount, calculation or payment under any Transaction Document is sufficient evidence of that amount, calculation or payment unless the contrary is proved.

(b)      Where any provision of a Transaction Document requires the Agent’s approval, that approval will not be effective unless and until it is provided in writing.

17.9    No reliance or other obligations and risk assumption

Each Transaction Party acknowledges and confirms that:

(a)       it has not entered into any Transaction Document in reliance on any representation, warranty, promise or statement made by or on behalf of any Finance Party;

(b)       in respect of the transactions evidenced by the Transaction Documents, no Finance Party has any obligations other than those expressly set out in the Transaction Documents; and

(c)       in respect of interest rates, exchange rates or commodity prices, no Finance Party is liable for any movement in interest rates, exchange rates or commodity prices or any information, advice or opinion provided by any Finance Party or any person on behalf of any Finance Party, even if:

(1)	provided at the request of a Transaction Party (it being acknowledged by each Transaction Party that those matters are inherently speculative);

(2)	relied on by a Transaction Party; or

(3)	provided incorrectly or negligently.

18 General

17.10	Power of attorney

(a)
For consideration received, each Transaction Party irrevocably appoints the Agent and each Officer of the Agent, effective upon the occurrence and during the continuance of an Event of Default, as the attorney of the Transaction Party to:

(1)	execute and deliver all documents; and

(2)	do all things,

which are necessary or desirable to give effect to each Transaction Document.

(b)	An attorney appointed under clause 17.10(a) may appoint a substitute attorney to perform any of its powers.

18	General

18.1	Confidential information

A Finance Party must not disclose to any person:

(a)	any Transaction Document; or

(b)	any information about any Transaction Party,

except:

(c)
in connection with a permitted assignment, novation or participation under clause 16, where the disclosure is made on the basis that the recipient of the information will comply with this clause 18.1 in the same way that the Finance Party is required to do;

(d)	to any professional or other adviser consulted by it in relation to any of its rights or obligations under the Transaction Documents;

(e)	to a country’s central bank, a country’s taxation office or any Government Agency requiring disclosure of the information;

(f)	in connection with the enforcement of its rights under the Transaction Documents;

(g)	where the information is already in the public domain, or where the disclosure would not otherwise breach any duty of confidentiality;

(h)	if required by applicable law or the rules of any securities exchange; or

(i)	otherwise with the prior written consent of the relevant Transaction Party (that consent not to be unreasonably withheld).

18.2	Transaction Party to bear cost

Any thing which must be done by a Transaction Party under any Transaction Document, whether or not at the request of any Finance Party, must be done at the cost of the Transaction Party.

18.3	Notices

(a)
Any notice or other communication including, any request, demand, consent or approval, to or by a party to any Transaction Document must be in legible writing and in English addressed to the party in accordance with its details set out in schedule 1 or as specified to the sender by the party by notice.

(b)	If the sender is a company, any such notice or other communication must be signed by an Officer of the sender.

18 General

(c)	Any notice or other communication described in this clause 18.3 is regarded as being given by the sender and received by the addressee:

(1)	if by delivery in person or by recognized overnight courier, when delivered to the addressee;

(2)	if by post, on delivery to the addressee; or

(3)	if by facsimile, when received by the addressee in legible form,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00am on the following Business Day.

(d)
Any notice or other communication described in this clause 18.3 can be relied on by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.

(e)
A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after the transmission is received or regarded as received under clause 18.3(c) and informs the sender that it is not legible.

18.4	Governing law and jurisdiction

(a)
This agreement is governed by the laws of the State of Colorado and the laws of the United States of America which are applicable in the State of Colorado, other than any laws which would result in the imposition of the laws of another jurisdiction.

(b)	Each Transaction Party and each Finance Party irrevocably submits to the non-exclusive jurisdiction of the federal courts of the State of Colorado.

(c)	Each Transaction Party and each Finance Party irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.

(d)
Each Transaction Party and each Finance Party irrevocably waives any immunity in respect of its obligations under this agreement that it may acquire from the jurisdiction of any court or any legal process for any reason including the service of notice, attachment before judgment, attachment in aid of execution or execution.

18.5	Prohibition and enforceability

(a)
Any provision of, or the application of any provision of, any Transaction Document or any Power which is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)
Any provision of, or the application of any provision of, any Transaction Document which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

18.6	Waivers

(a)
Waiver of any right arising from a breach of this agreement or of any Power arising on default under this agreement or on the occurrence of an Event of Default must be in writing and signed by the party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of:

(1)	a right arising from a breach of this agreement or the occurrence of an Event of Default; or

(2)	a Power created or arising on default under this agreement or on the occurrence of an Event of Default,

does not result in a waiver of that right or Power.

18 General

(c)
A party is not entitled to rely on a delay in the exercise or non-exercise of a right or Power arising from a breach of this agreement or on a default under this agreement or on the occurrence of an Event of Default as constituting a waiver of that right or Power.

(d)	A party may not rely on any conduct of another party as a defence to exercise of a right or Power by that other party.

(e)	This clause may not itself be waived except in writing.

18.7	Variation

A variation of any term of this agreement must be in writing and signed by the parties.

18.8	Cumulative rights

The Powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of any Finance Party, Receiver or Attorney.

18.9	Attorneys

Each of the attorneys executing this agreement states that the attorney has no notice of the revocation of the power of attorney appointing that attorney.

18.10	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

Schedules

Table of contents

Notice Details	64

Repayment Schedule	66

Securities	67

Officer’s certificate	68

Funding Notice	70

Promissory Note	71

Permitted Encumbrances	73

Material Agreements	75

RMB GSA	77

Key Mineral Rights	90

Current Insurance Policies	96

Excluded Claims	97

Schedule 1

Notice Details

Borrower	Montana Tunnels Mining, Inc.
Address	5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America
Attention	R. David Russell
Phone	+1 720 886 9656
Fax	+1 720 482 0957
Email	auminer01@aol.com

Guarantor	Apollo Gold Inc.
Address	5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America
Attention	R. David Russell
Phone	+1 720 886 9656
Fax	+1 720 482 0957
Email	auminer01@aol.com

Guarantor	Apollo Gold Corporation
Address	5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America
Attention	R. David Russell
Phone	+1 720 886 9656
Fax	+1 720 482 0957
Email	auminer01@aol.com

Agent	RMB Resources Inc.
Address	Suite 900, 143 Union Boulevard, Lakewood, Colorado 80228, United States of America
Attention	Rick Winters

Schedule l Notice Details

Phone	+1 303 986 5135
Fax	+1 303 986 5136
Email	rick.winters@rmbresources.com

Financier	RMB Australia Holdings Limited
Address	Level 13, 60 Castlereagh Street, Sydney, New South Wales 2000, Australia
Attention	Gregory Gay
Phone	+61 2 9253 6200
Fax	+61 2 9256 6291
Email	greg.gay@rmb.com.au

Schedule 2

Repayment Schedule

Repayment Date	Repayment Amount
31 December 2007	15% of the Principal Outstanding as at 31 December 2007
31 March 2008	33% of the Principal Outstanding as at 31 March 2008
30 June 2008	50% of the Principal Outstanding as at 30 June 2008
30 September 2008	100% of the Principal Outstanding as at 30 September 2008

Schedule 3

Securities

1	The RMB GSA.

2	The pledge agreement dated on or about the date of this agreement granted by AGI in favour of the Finance Parties in respect of AGI’s shares in the Borrower.

3	The security agreement dated on or about the date of this agreement granted by the Borrower in favour of the Finance Parties.

4	The mortgage dated on or about the date of this agreement granted by the Borrower in favour of the Finance Parties.

5	The Perfection Certificates of the Borrower and AGI and the related UCC-1 Financing Statements filed by the Agent on or around 12 October 2007 in the Office of the Delaware Secretary of State.

Schedule 4

Officer’s certificate

To: RMB Resources Inc.

I [insert name] am a [insert capacity - director/secretary] of each of [insert names of Transaction Parties] (each a Transaction Party).

I refer to the facility agreement dated [insert date] between Montana Tunnels Mining, Inc. (as Borrower), Apollo Gold Corporation, Apollo Gold Inc. (as Guarantors), RMB Australia Holdings Limited (as Financier) and RMB Resources Inc. (as Agent) (Facility Agreement).

A term defined in the Facility Agreement has the same meaning when used in this Certificate.

I have been authorised by each Transaction Party to give this certificate.

I certify as follows:

1	Relevant documents

Attached to this certificate are true, complete and up-to-date copies of each of the following:

(a)	constituent documents: the memorandum and articles of association, by-laws, constitution or other constating documents of each Transaction Party;

(b)	[power of attorney: a duly executed power of attorney granted by each Transaction Party authorising execution of the Transaction Documents to which it is a party;] [to be included if applicable] and

(c)
board minutes: minutes of a meeting of the directors of each relevant Transaction Party approving the execution and performance of its obligations under the Transaction Documents to which it is expressed to be a party and the granting of the power of attorney referred to in paragraph (b) above.

2	No revocation

Each document, power of attorney and resolution referred to in paragraph 1 is in full force and effect and has not been amended, modified or revoked.

3	Officers

The following signatures are the true signatures of each of the Officers of the Borrower as at the date of this certificate:

Schedule 4 Officer's certificate

Name	Position	Signature
(a) [insert name]	[insert details of position]	____________
(b) [insert name]	[insert details of position]	____________
(c) [insert name]	[insert details of position]	____________

4	Certification

(a)
As at the date of execution of each Transaction Document, each Transaction Party is solvent and will not become insolvent by entering into and performing its obligations under each Transaction Document to which is a party.

(b)	No Default has occurred and is continuing and no Default will arise if a Funding Portion is provided by the Financier under the Facility Agreement.

(c)	Since 31 December 2006, and as at the date of this certificate, no event has occurred and is continuing which has had or is likely to have a Material Adverse Effect.

(d)	As at the date of this certificate, each representation and warranty in the Facility Agreement is true, correct and not misleading.

Signed:

[insert name and capacity – director/secretary]

Date:

Schedule 5

Funding Notice

To: RMB Resources Inc.

Attention: [insert relevant name]

We refer to the facility agreement dated [insert date] between Montana Tunnels Mining, Inc. (as Borrower), Apollo Gold Corporation, Apollo Gold Inc. (as Guarantors), RMB Australia Holdings Limited (as Financier) and RMB Resources Inc. (as Agent) (Facility Agreement).

Under clause 4 of the Facility Agreement:

(a)	we give you notice that we wish to draw on [ ] (Funding Date);

(b)	the aggregate amount to be drawn is US$[ ];

(c)	particulars of each Funding Portion are:

Principal amount	Interest Period
90 days

(d)	The proceeds of each Funding Portion are to be used in accordance with clause 3.2 of the Facility Agreement.

(e)	We request that the proceeds be remitted to the Proceeds Account, details of which are as follows:

(f)	[ ];

(g)
We represent and warrant that no Default has occurred and is continuing or will result from the provision of any Funding Portion[, except as follows: [                 ], and we propose the following remedial action [                 ]].

(h)	As at the date of this certificate, no event has occurred and is continuing which has had, or is likely to have, a Material Adverse Effect.

(i)	As at the date of this certificate, each representation and warranty in the Facility Agreement is true, correct and not misleading.

(j)	Expressions defined in the Facility Agreement have the same meaning when used in this Funding Notice.

Date:

Signed for and on behalf of

the Borrower

by

_________________________
Officer

_________________________
Name (please print)

Schedule 6

Promissory Note

MONTANA TUNNELS MINING, INC.

PROMISSORY NOTE DUE 30 SEPTEMBER 2008

US$[1]
[2]
[3]

FOR VALUE RECEIVED, MONTANA TUNNELS MINING, INC., a Delaware corporation (Borrower), promises to pay to the order of RMB AUSTRALIA HOLDINGS LIMITED, a company incorporated under the laws of Australia (Payee), on or before 30 September 2008, the lesser of (x)4  (US$[5 ]) and (y) the Principal Outstanding in respect of all advances made by Payee to Borrower as Funding Portions under the Facility Agreement referred to below.

Borrower also promises to pay interest on the unpaid principal amount of this Promissory Note, from the date of this Promissory Note until paid in full, at the rates and at the times which are determined in accordance with the provisions of the Facility Agreement dated as of [insert date] by and among Borrower, Payee, Montana Tunnels Mining, Inc., a Delaware corporation and RMB Resources Inc., a Delaware corporation, as agent for the Payee (that Facility Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the Facility Agreement, and terms defined in the Facility Agreement which are not otherwise defined in this Promissory Note have the same meaning in this Promissory Note as defined in the Facility Agreement).

This Promissory Note is one of the Borrower’s Promissory Notes which in the aggregate may evidence up to US$8,000,000 principal amount of the Commitment, to which reference is made for a more complete statement of the terms and conditions under which the Commitment evidenced by this Promissory Note were made and are to be repaid.

All payments of principal and interest in respect of this Promissory Note must be made in United States Dollars, in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and must be delivered to Agent at the times provided for in the Facility Agreement. Until notified in writing of the transfer of this Promissory Note, Borrower and Agent are entitled to take Payee, or any person who has been identified by the transferor in writing to Borrower and Agent as the owner and holder of this Promissory Note. Each of Payee and any subsequent holder of this Promissory Note agrees, by its acceptance of this Promissory Note, that before disposing of this Promissory Note or any part or portion of it, it will make a notation in the annexure to this Promissory Note of all principal payments previously made under this Promissory Note and of the date to which interest due under this Promissory Note has been paid, provided, however, that the failure to make a notation of any payment made on this Promissory Note does not limit or otherwise affect the obligations of Borrower under this Promissory Note with respect to payments of principal of or interest owing.

1 Insert amount of the Funding Portion to which this Promissory Note relates in numbers.

2 Insert place of delivery of this Promissory Note.

3 Insert the effective date of this Promissory Note.

4 In words insert amount of the Funding Portion to which this Promissory Note relates.

5 Insert amount of the Funding Portion to which this Promissory Note relates in numbers.

Schedule 6 Promissory Note

Whenever any payment on this Promissory Note is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

This Promissory Note is subject to mandatory prepayment and to prepayment at the option of Borrower as provided in clause 3 of the Facility Agreement.

THE FACILITY AGREEMENT AND THIS PROMISSORY NOTE ARE GOVERNED BY, AND WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF COLORADO, OTHER THAN ANY LAWS WHICH WOULD IMPOSE THE LAWS OF ANOTHER JURISDICTION.

If a Default occurs, the unpaid balance of the principal amount of this Promissory Note, together with all accrued and unpaid interest on this Promissory Note, may become, or may be declared to be, due and payable in the manner, on the conditions and with the effect provided in the Facility Agreement.

The terms of this Promissory Note are subject to amendment only in the manner provided in the Facility Agreement.

This Promissory Note is subject to restrictions on transfer or assignment as provided in clause 16 of the Facility Agreement.

No reference in this Promissory Note to the Facility Agreement and no provision of this Promissory Note or the Facility Agreement will alter or impair the obligations of Borrower, which are absolute and unconditional, to pay the principal of and interest on this Promissory Note at the place, at the respective times, and in the currency prescribed in this Facility Agreement.

Borrower promises to pay all costs and expenses, including attorneys’ fees, all as provided in clause 14.4 of the Facility Agreement, incurred in the collection and enforcement of this Promissory Note. Borrower and any endorsers of this Promissory Note consent to renewals and extensions of time at or after the maturity of this Promissory Note, without notice, and waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defence to any demand under this Promissory Note.

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be duly executed and delivered by its Officer as of the date and at the place first written above.

MONTANA TUNNELS MINING, INC.

By:

Title:

Schedule 7

Permitted Encumbrances

1
a lien created by operation of law securing an obligation that is not yet due or which is being diligently contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by Accounting Standards) in an amount which is adequate;

2	a lien for the unpaid balance of purchase money under an instalment contract entered into in the ordinary course of business;

3	a lien for the unpaid balance of money owing for repairs;

4	any Encumbrance arising in respect of the cash deposits, letters of credit and other arrangements relating to the Environmental Bonding;

5
any Encumbrance arising in connection with workers’ compensation, unemployment insurance and other social security legislation, to secure the performance of statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in connection with court proceedings, provided that those Encumbrances are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), adequate hold backs are being maintained as required by applicable legislation or those Encumbrances are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by Accounting Standards) in an amount which is adequate and provided further that those Encumbrances do not in the aggregate materially detract from the value of the assets of a Transaction Party as a whole or materially interfere with the use of those assets in the operation of the business of the relevant Transaction Party;

6
any Encumbrances for Taxes and other governmental charges and assessments (except assessments for public improvements levied, pending or deferred against real property) provided that those Encumbrances are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), adequate hold backs are being maintained as required by applicable legislation or those Encumbrances are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by Accounting Standards) in an amount which is adequate;

7
any inchoate or statutory Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances, including purchase money security interests, arising in the Ordinary Course of Business and provided that those Encumbrances are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), adequate hold backs are being maintained as required by applicable legislation or those Encumbrances are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by Accounting Standards) in an amount which is adequate;

8
any inchoate or statutory Encumbrances in favour of lessors arising in connection with any property leased to the Borrower provided that those Encumbrances are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), adequate hold backs are being maintained as required by applicable legislation or those Encumbrances are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by Accounting Standards) in an amount which is adequate;

Schedule 7 Permitted Encumbrances

9	the cross-lien granted between the Borrower and EKT under section 6.6 of the MDOA and any other Encumbrances created under the MDOA or the MOOA;

10	any Encumbrance set out in the Bensing Title Reports;

11	the Canada Trust Securities; and

12	each Security and Collateral Security,

which affects or relates to any of the assets of any Transaction Party.

Schedule 8

Material Agreements

1	all agreements evidencing the Environmental Bonding arrangements;

2	the Services Agreement;

3	each Sales Contract;

4	Installment Sales Agreement, dated February 27, 2007, between Tractor & Equipment Co. and the Company (for Caterpillar Wheel Loader);

5	Lease Agreement with Marquette Equipment Finance, LLC., dated November 21, 2006;

6	Lease Agreement with Financial Federal Credit, Inc., dated May 15, 2007;

7	Lead Concentrate Agreement, dated February 20, 2007, between Teck Cominco Metals Ltd. and Apollo Gold Inc.;

8	Zinc Concentrate Agreement, dated February 20, 2007, between Teck Cominco Metals Ltd. and Apollo Gold Inc.;

9	Agreement, dated July 25, 2007, between Montana Tunnels Mining, Inc. and Johnson Matthey Inc.;

10	Fuel and Lubricants Procurement Contracts, dated February 27, 2004, by and between Fickler Oil Company and Montana Tunnels Mining, Inc.;

11	Explosives Procurement Contract by and between Nelson Brothers Mining, Inc. and Montana Tunnels Mining, Inc., dated October 17, 2006;

12	Explosives Accessories Procurement Contract by and between Intermountain West Energy, Inc. and Montana Tunnels Mining, Inc., dated April 1, 2004;

13	Copper Sulfate Procurement Contract by and between Teck Cominco American, Inc. and Montana Tunnels Mining, Inc., dated June 1, 2007;

14	Grinding Media Procurement Contract by and between Smorgon Steel Grinding Systems - America, LLC and Montana Tunnels Mining, Inc., dated February 1, 2007;

15	Exploration and Mining Lease, dated March 19, 2004, between Fremont River Development Corporation and Montana Tunnels Mining, Inc.;

16	BLM Right-of-Way MTM 67039 for an access road for the Montana Tunnels Project in T7N, R4W, Sections 9, 15 and 16, renewed by Montana Tunnels Mining, Inc. on February 22, 2006;

17	Sublease Agreement, dated March 1, 1998, between Montana Rail Link, Inc., The Burlington Northern and Santa Fe Railway Company and Montana Tunnels Mining, Inc.;

18
Easement Agreement, dated September 19, 1988, between James M. Madison (personal representative of the Estate of Arthur W. and Edith W. Madison and Pegasus Gold Corporation and Montana Tunnels Mining Inc. (a Nevada corporation);

19	Collateral Trust Agreement, dated September 26, 2002, between Montana Tunnels Mining, Inc., Western Surety Company and The Northern Trust Company;

Schedule 8 Material Agreements

20	Any agreement which amends, varies, restates or replaces, any of the agreements listed in paragraphs 1 to 19 above; and

21	Each agreement the Borrower and the Agent agree is a Material Agreement for the purposes of this agreement.

Schedule 9

RMB GSA

Date ►

Between the parties

Apollo Gold Corporation

a corporation existing under the laws of the Yukon Territory, Canada of 5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220 United States of America

(APG)

Financier	RMB Australia Holdings Limited of Level 13, 60 Castlereagh Street, Sydney, New South Wales, 2000 Australia (Financier)
Agent	RMB Resources Inc. of Suite 900, 143 Union Boulevard, Lakewood, Colorado 80228, United States of America (Agent, and collectively with the Financier the Finance Parties)
Background
4  The Financier has agreed to make certain credit facilities available to Montana Tunnels Mining, Inc. (Montana Tunnels) on the terms and conditions contained in a facility agreement (Facility Agreement) between APG, Apollo Gold Inc., Montana Tunnels, certain other parties and the Finance Parties dated as of the date of this agreement (as amended, supplemented, modified, extended, renewed, novated, refinanced, restated or replaced from time to time).

5  Montana Tunnels has entered into commodity hedging arrangements with the Financier pursuant to an ISDA Master Agreement made on or about the date of this Agreement (ISDA Master Agreement, and collectively with the Facility Agreement, the Facility Agreements).

6     APG has agreed to execute and deliver this agreement to and in favour of the Finance Parties as security for the payment and performance of Montana Tunnels’ obligations to the Finance Parties under the Facility Agreements.

The parties agree
In consideration of, among other things, the mutual promises contained in this agreement and other good and valuable consideration (the receipt and adequacy of which is acknowledged), APG agrees as follows:

Schedule 9 RMB GSA

Operative part

This paragraph provides padding and has been hidden deliberately. Do not delete or unhide this paragraph.

1	Security

1.1	Terms incorporated by reference

Terms defined in:

(a)	the Personal Property Security Act (Yukon Territory) (as amended from time to time) (PPSA); or

(b)	the Facility Agreements,

which are used in this agreement will have the same meanings in this agreement unless the context requires otherwise.

1.2	Grant of security

Subject to clauses 1.3 and 1.6, APG grants to each of the Finance Parties a security interest in all APG’s right, title and interest in and to all presently owned and hereafter acquired property, assets and undertaking of APG including all of the present and after acquired personal property of APG’s (collectively, the Collateral) and including, without limitation, any and all of APG’s:

(a)
inventory including goods held for sale, lease or resale, goods furnished or to be furnished to third parties under contracts of lease, consignment or service, goods which are raw materials or work in process, goods used in or procured for packing and materials used or consumed in the business of APG;

(b)
equipment, machinery, furniture, fixtures, plants, vehicles and other goods of every kind and description and all licences and other rights (including all mining and exploration rights and licenses) and all records, files, charts, plans, drawings, specifications, manuals and documents relating to those items;

(c)
accounts due or accruing due, the credit balance and all on deposit in those accounts, and all agreements, books, accounts, invoices, letters, documents and papers recording, evidencing or relating to those accounts;

(d)	money, documents of title, chattel paper, instruments, share capital and securities;

(e)
intangibles including all security interests, goodwill, choses in action and contractual rights, interests and benefits, and all trade-marks, trade-mark registrations and pending trade-mark applications, patents and pending patent applications and copyrights and other intellectual property;

(f)	substitutions and replacements of and increases, additions and, where applicable, accessions to the property, rights, interests or benefits described in clause 1.2(a) to clause 1.2(e) inclusive; and

Schedule 9 RMB GSA

(g)
proceeds in any form derived directly or indirectly from any dealing with all or any part of the property, rights, interests or benefits described in clause 1.2(a) to 1.2(f) inclusive of the proceeds of those proceeds.

1.3	Excepted Mining Claims

The parties acknowledge and agree that:

(a)
the security interest granted by APG to each of the Finance Parties under clause 1.2 does not include a security interest over APG’s right, title and interest in the following mining claims situate in the Townships of Hislop and Beatty in the Larder Lake Mining Division, Ontario, Canada:

(1)	L1048333

(2)	L1048334;

(3)	L1048335;

(4)	L1115059; and

(5)	L1113087,

(6)	(each, an Excepted Mining Claim); and

(b)
if APG acquires by any means any right, title or interest (New Acquisition) that enables APG to mine, explore or otherwise use any land the subject of an Excepted Mining Claim, the security interest granted by APG to each of the Finance Parties under clause 1.2 will include a security interest in that New Acquisition.

1.4	Obligations secured

(a)
The security interest granted in this agreement (Security Interest) secures the payment and performance of all debts, liabilities and obligations present or future, direct or indirect, absolute or contingent, matured or unmatured at any time or from time to time due or accruing due and owing, including all charges and fees of the Finance Parties due from APG, to the Finance Parties pursuant to or in connection with the Transaction Documents (collectively, and together with the expenses, costs and charges set out in clause 1.4(b), the Obligations).

(b)
All expenses, costs and charges incurred by or on behalf of the Finance Parties in connection with this agreement, the Security Interest or the Collateral, including all legal fees, court costs, receiver's or agent's remuneration and other expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment of the Collateral or other lawful exercises of the powers conferred by the Transaction Documents, and of taking, defending or participating in any action or proceeding in connection with any of those matters or otherwise in connection with the Finance Parties’ interest in any Collateral, whether or not directly relating to the enforcement of this agreement or the Facility Agreements, will be added to and form a part of the Obligations.

1.5	Attachment

(a)	APG acknowledges that:

(1)	value has been given;

(2)	it has rights in the Collateral (other than after-acquired Collateral);

(3)	it has not agreed to postpone the time of attachment of the Security Interest; and

(4)	it has received a duplicate original copy of this agreement.

Schedule 9 RMB GSA

(b)
APG will promptly inform the Finance Parties in writing of the acquisition by APG of any personal property which is not adequately described in this agreement, and APG will execute and deliver, at its own expense, from time to time, amendments to this agreement or additional agreements as may be required by the Finance Parties.

1.6	Scope of Security Interest

(a)	The Collateral does not include and the Security Interest will not extend to consumer goods.

(b)
The Security Interest will not extend or apply to the last day of the term of any lease or sublease or any agreement for a lease or sublease now held or subsequently acquired by APG in respect of real property, but APG will stand possessed of that last day on trust to assign and dispose of it as the Finance Parties may direct.

(c)
To the extent that an assignment of amounts payable and other proceeds arising under or in connection with, or the grant of a security interest in any agreement, licence, permit or quota of APG would result in the termination of that agreement, licence, permit or quota (each, a Restricted Asset), the Security Interest with respect to each Restricted Asset will constitute a trust created in favour of the Finance Parties pursuant to which APG holds as trustee all proceeds arising under or in connection with the Restricted Asset in trust for the Finance Parties on the following basis:

(1)	until the Security Interest is enforceable and subject to the Facility Agreements, APG is entitled to receive all those proceeds; and

(2)	whenever the Security Interest is enforceable:

•	all rights of APG to receive those proceeds cease and all those proceeds will be immediately paid over to the Finance Parties; and

•	APG will take all actions requested by the Finance Parties to collect and enforce payment and other rights arising under the Restricted Asset.

1.7	Care and custody of Collateral

(a)	The Finance Parties will have no obligation to keep Collateral in their possession from time to time, if any, identifiable.

(b)	The Finance Parties may, both before and after the Security Interest has become enforceable:

(1)
notify any person obligated on an account or on chattel paper or any obligor on an instrument to make payments to the Finance Parties whether or not APG was previously making collections on those accounts, chattel paper or instruments; and

(2)	assume control of any proceeds arising from the Collateral.

1.8	Amalgamation

APG acknowledges and agrees that if it amalgamates or merges with or into any other corporation or corporations, then:

(a)	the term APG will extend to and include the continuing corporation from that amalgamation or merger;

(b)
the term "Obligations" will extend to and include the Obligations of each of the amalgamating or merging corporations at the time of that amalgamation or merger arising after that amalgamation or merger; and

Schedule 9 RMB GSA

(c)
the Collateral secured in this agreement and the Security Interests over the Collateral of APG will extend to and include all of the property, assets and undertakings of each of the amalgamating or merging corporations at the time of that amalgamation or merger and any and all property, assets and undertakings of the continuing corporation from that amalgamation or merger owned or acquired by that continuing corporation after that amalgamation or merger.

2	Representations and warranties of the corporation

2.1	Representations and warranties

APG represents and warrants to the Finance Parties as follows, and acknowledges that the Finance Parties are relying on those representations and warranties in connection with this agreement:

(a)	Incorporation and qualification: APG is a corporation incorporated and validly existing under the laws of the Yukon Territory, Canada.

(b)	Corporate power: APG has all the requisite corporate power and authority to:

(1)	own, lease and operate its properties and assets and to carry on its business as now being conducted by it; and

(2)	enter into and perform its obligations under this agreement.

(c)
Conflict with other instruments: The execution and delivery by APG and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of this agreement do not and will not violate any law, regulation, authorisation, ruling, consent, judgment, order or decree of a governmental agency, its constating documents or by-laws, or an Encumbrance or document which is binding on it or on its assets.

(d)
Execution and binding obligation: This agreement has been duly executed and delivered by APG and constitute legal, valid and binding obligations of APG enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to:

(1)	bankruptcy, insolvency, arrangement or creditors' rights generally; and

(2)	the discretion that a court may exercise in the granting of equitable remedies.

(e)
Continuous perfection: The Schedule sets out APG’s place of business or, if more than one, APG’s chief executive office. APG will not change these locations without providing at least 30 days’ prior written notice to the Finance Parties.

2.2	Representations and warranties in Transaction Documents

Notwithstanding the representations and warranties of APG set forth in clause 2.1 of this agreement, APG further represents and warrants to the Finance Parties, and further acknowledges that the Finance Parties are relying on those representations and warranties in connection with this agreement, that the representations and warranties of APG contained in the Transaction Documents are true and correct in all respects as of the date of this agreement.

2.3	Survival of representations and warranties

The representations and warranties in this agreement and in any certificates or documents delivered to the Finance Parties will not merge in or be prejudiced by and will survive any advance and will continue in full force and effect so long as any amounts are owing by APG to the Finance Parties under the Transaction Documents.

Schedule 9 RMB GSA

3	Enforcement

3.1	Enforcement

The Security Interest will be and become enforceable against APG if and when APG fails to repay or perform any of the Obligations when due and payable or when due to be performed, as the case may be, or on the occurrence and during the continuance of an Event of Default (as specified in clause 11 of the Facility Agreement and Section 5 of the ISDA Master Agreement).

3.2	Remedies

(a)	Subject to clause 3.2(b), whenever the Security Interest has become enforceable, the Finance Parties may realize on the Collateral and enforce their rights by:

(1)	entry onto any premises where Collateral consisting of tangible personal property may be located;

(2)	entry into possession of the Collateral by any method permitted by law;

(3)	sale or lease of all or any part of the Collateral;

(4)	collection of any proceeds arising in respect of the Collateral;

(5)	collection, realization or sale of, or other dealing with, the accounts;

(6)
appointment by instrument in writing of a receiver (which term as used in this agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(7)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(8)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(9)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to APG;

(10)	any other remedy or proceeding authorized or permitted under the PPSA or otherwise by law or equity; and

(11)	application of any moneys constituting Collateral or proceeds of Collateral.

(b)
The remedies referred to in clause 3.2(a) may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Finance Parties however created. The Finance Parties will not be bound to exercise any right or remedy, and the exercise of any rights and remedies will be without prejudice to the rights of the Finance Parties in respect of the Obligations including the right to claim for any deficiency.

3.3	Additional rights

In addition to the remedies referred to in clause 3.2, the Finance Parties may, whenever the Security Interest has become enforceable:

Schedule 9 RMB GSA

(a)	require APG, at APG's expense, to assemble the Collateral at a place or places designated by notice in writing and APG agrees to so assemble the Collateral;

(b)	require APG, by notice in writing, to disclose to the Finance Parties the location or locations of the Collateral and APG agrees to make that disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of APG or otherwise;

(d)
carry on all or any part of the business of APG and, to the exclusion of all others including APG, enter on, occupy and use all or any of the premises, buildings, and other property of or used by APG for that time as the Finance Parties see fit, free of charge, and the Finance Parties will not be liable to APG for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from that action;

(e)
require APG to engage a consultant or consultants of the Finance Parties’ sole choice, that consultant to receive the full cooperation and support of APG and its directors, officers and employees, including unrestricted access to the premises and books and records of APG; all reasonable fees and expenses of that consultant will be for the account of APG and APG authorizes that consultant to report directly to the Finance Parties and to disclose to the Finance Parties any and all information obtained by that consultant;

(f)
borrow for the purpose of carrying on the business of APG or for the maintenance, preservation or protection of the Collateral and grant a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment;

(g)
commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to APG; and

(h)	require APG to execute and deliver any and all instruments, documents, notices or writings necessary to permit the Finance Parties to realize on and enforce their rights to any of the Collateral.

3.4	Receiver's powers

(a)
Any receiver appointed by the Finance Parties will be vested with the rights and remedies which could have been exercised by the Finance Parties in respect of APG or the Collateral and those other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration will be within the sole and unfettered discretion of the Finance Parties.

(b)
Any receiver appointed by the Finance Parties will act as agent for the Finance Parties for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for APG. The receiver may sell, lease, or otherwise dispose of Collateral as agent for APG or as agent for the Finance Parties as the Finance Parties may determine in their discretion. APG agrees to ratify and confirm all actions of the receiver acting as agent for APG, and to release and indemnify the receiver in respect of all those actions.

(c)
The Finance Parties, in appointing or refraining from appointing any receiver, will not incur liability to the receiver, APG or otherwise and will not be responsible for any misconduct or negligence of the receiver.

Schedule 9 RMB GSA

3.5	Appointment of attorney

APG irrevocably appoints each of the Finance Parties (including any officer or agent of a Finance Party), acting separately or together, as attorney of APG (with full power of substitution) to do, make and execute, in the name of and on behalf of APG, on the occurrence and during the continuance of an Event of Default and at any other time that the Security Interest will be enforceable, all further acts, documents, matters and things which a Finance Party may deem necessary or advisable to accomplish the purposes of this agreement including the execution, endorsement and delivery of documents and any notices, receipts, assignments or verifications of the accounts. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives and does not terminate upon the bankruptcy, dissolution, winding up or insolvency of APG. All acts of the attorney are ratified and approved, and the attorney will not be liable for any act, failure to act or any other matter or thing, other than arising out of its own wilful misconduct, fraud or gross negligence.

3.6	Dealing with the Collateral

(a)
The Finance Parties will not be obliged to exhaust their recourse against APG or any other person or against any other security they may hold in respect of the Obligations before realizing on or otherwise dealing with the Collateral in any manner as the Finance Parties may consider desirable.

(b)
The Finance Parties may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with APG and with other persons, sureties or securities as they may see fit without prejudice to the Obligations, the liability of APG or the rights of the Finance Parties in respect of the Collateral.

(c)	Except as otherwise provided by law or this agreement, the Finance Parties will not be:

(1)	liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral;

(2)
bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any persons in respect of the Collateral;

(3)	responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral; or

(4)	bound to protect the Collateral from depreciating in value or becoming worthless.

3.7	Standards of sale

Without prejudice to the ability of the Finance Parties to dispose of the Collateral in any manner which is commercially reasonable, APG acknowledges that:

(a)	Collateral may be disposed of in whole or in part;

(b)	Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of that Collateral may be a customer of the Finance Parties;

(d)	a disposition of Collateral may be on those terms and conditions as to credit or otherwise as the Finance Parties, in their sole discretion, may deem advantageous; and

(e)	the Finance Parties may establish an upset or reserve bid or price in respect of Collateral.

Schedule 9 RMB GSA

3.8	Dealings by third parties

(a)	No person dealing with the Finance Parties or an agent or receiver will be required to determine:

(1)	whether the Security Interest has become enforceable;

(2)	whether the powers which that person is purporting to exercise have become exercisable;

(3)	whether any money remains due to the Finance Parties by APG;

(4)	the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made;

(5)	the propriety or regularity of any sale or other dealing by the Finance Parties with the Collateral; or

(6)	how any money paid to the Finance Parties has been applied.

(b)
Any bona fide purchaser of all or any part of the Collateral from the Finance Parties or a receiver or agent will hold the Collateral absolutely, free from any claim or right of whatever kind, including any equity of redemption, of APG, which it specifically waives (to the fullest extent permitted by law) as against any purchaser together with all rights of redemption, stay or appraisal which APG has or may have under any rule of law or statute now existing or adopted in the future.

4	General

4.1	Discharge

(a)	The Security Interest will be discharged on, but only on:

(1)	full payment and performance of the Obligations; and

(2)	the Transaction Parties having no obligations under the Facility Agreements.

(b)	On discharge of the Security Interest and at the request and expense of APG, the Finance Parties will execute and deliver to APG those releases and discharges as APG may reasonably require.

4.2	Amendments

No amendment or waiver of any provision of this agreement, nor consent to any departure by APG from those provisions, is effective unless in writing and approved by the Finance Parties. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

4.3	Waivers

No failure on the part of the Finance Parties to exercise, and no delay in exercising, any right under this agreement will operate as a waiver of that right; nor will any single or partial exercise of any right under this agreement preclude any other or further exercise of that right or the exercise of any other right.

Schedule 9 RMB GSA

4.4	No merger

This agreement will not operate by way of merger of any of the Obligations and no judgment recovered by the Finance Parties will operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or subsequently held by the Finance Parties in respect of the Obligations.

4.5	Further assurances

(a)
APG will, from time to time, whether before or after the Security Interest has become enforceable, do all acts and things and execute and deliver all transfers, assignments and instruments as the Finance Parties may reasonably require for:

(1)	protecting the Collateral;

(2)	perfecting the Security Interest; and

(3)	exercising all powers, authorities and discretions conferred on the Finance Parties.

(b)
APG will, from time to time after the Security Interest has become enforceable, do all acts and things and execute and deliver all transfers, assignments and instruments as the Finance Parties may require for facilitating the sale or other disposition of the Collateral in connection with its realization.

4.6	Supplemental security

This agreement is in addition to and without prejudice to and is supplemental to all other security now held or which may subsequently be held by the Finance Parties.

4.7	Notices

Any notices, directions or other communications provided for in this agreement must be in writing and given in accordance with the provisions of the Facility Agreements.

4.8	Successors and assigns

This agreement is binding on APG, its successors and assigns, and enures to the benefit of the Finance Parties and their successors and assigns. All rights of the Finance Parties are assignable and in any action brought by an assignee to enforce any of those rights, APG will not assert against the assignee any claim or defence which APG now has or may have against the Finance Parties.

4.9	Waiver and Variation

(a)	Waiver of a Power arising under, or a provision of, this agreement (including this clause), must be in writing and signed by the party granting the waiver.

(b)
A failure or delay in exercise, or partial exercise, of a Power (arising on the occurrence of an Event of Default or otherwise) does not operate as a waiver of that Power or preclude another or further exercise of that or another Power.

(c)	Any variation of a term of this agreement must be in writing and signed by the parties.

Schedule 9 RMB GSA

4.10	Gender and number

Any reference in this agreement to gender includes all genders and words importing the singular number includes the plural and vice versa.

4.11	Headings

The division of this agreement into clauses and the insertion of headings are for convenient reference only and are not to affect its interpretation.

4.12	Language

The parties to this agreement expressly request and require that this agreement and all related documents be drafted in English. Les parties aux présentes conviennent et exigent que cette convention et tous les documents qui s'y rattachent soient rédigés en anglais.

4.13	Severability

If any provision of this agreement is taken by any court of competent jurisdiction to be invalid or void, the remaining provisions will remain in full force and effect.

4.14	Governing law

This agreement is governed by and interpreted and enforced in accordance with the laws of the Yukon Territory and the laws of Canada which are applicable in the Yukon Territory.

[insert relevant execution clauses]

Schedule 9 RMB GSA

Schedule 1 – Notices

Notice details

Apollo Gold Corporation
Address	5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado 80111-3220, United States of America
Attention	R. David Russell
Phone	+1 720 886 9656
Fax	+1 720 482 0957
Email	auminer01@aol.com

Financier	RMB Australia Holdings Limited
Address	Level 13, 60 Castlereagh Street, Sydney, New South Wales 2000,Australia
Attention	Gregory Gay
Phone	+61 2 9253 6200
Fax	+61 2 9256 6291
Email	greg.gay@rmb.com.au

Agent	RMB Resources Inc.
Address	Suite 900, 143 Union Boulevard, Lakewood, Colorado 80228, United States of America
Attention	Rick Winters
Phone	+1 303 986 5135
Fax	+1 303 986 5136
Email	rick.winters@rmbresources.com

Schedule 9 RMB GSA

Schedule 2 – APG place of business

Address: 5655 South Yosemite Street
Suite 200 Greenwood Village
Colorado 80111-3220
United States of America
Contact: R. David Russell
Facsimile:     +1 720 482 0957

Schedule 10

Key Mineral Rights

FEE LANDS

		Acres

T. 7 N., R. 4 W., Jefferson County, Montana

Section 1:	Tract A (Tract 1) of Certificate of Survey No. 21135, Folio 646-B; Tract A of Certificate of Survey No. 216150, Folio 678-B; Lot 4, Lot 5	263.00

Section 4:	S1/2SW1/4, Lot 10; Surface only: Lots 17, 19, 20, 22, 23, 24, 25 (Less 20-acre Reynolds Tract - reconveyed to Virginia Reynolds in 1996)	218.68

Section 5:	SE1/4SE1/4; Lot 11; SE1/4SW1/4; Surface only: Lots 6, 19; SW1/4SW1/4	221.19

Section 8:	Lots 21, 24, 25, 26, 28, 29, 30, 31, 32, 33, 35, 36, 37, 39, 40, 41, 43, 44; Surface only: Lot 38	335.98

Section 9:	N1/2NW1/4; NW1/4NE1/4; N1/2SW1/4SW1/4; N1/2S1/2SW1/4SW1/4; SW1/4NW1/4; NW1/4SW1/4; Surface only: Lots 3, 8, 9, 18	354.12

Section 16:	W1/2NW1/4; SE1/4NW1/4; SW1/4NE1/4NW/4; N1/2SW1/4; SW1/4SW1/4; NOTE: This description includes all of Placer 2578, being the N1/2NW1/4NW1/4; SW1/4NE1/4NW1/4 and the NE1/4SE1/4NW1/4; EXCEPTING THEREFROM 2 parcels of land described in Book “U” of Deeds, page 229 and Book 18 of Deeds, Pg 418	250.00

Section 17:	Lots 1, 2, 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 - Except Parcel in Lots 5 & 7, described in Bk 61 deeds, Pg 38	394.24

T. 7 N., R. 3 W., Jefferson County, Montana

Section 6:	Parcel “A” - COS #132231, Folio 257C	2.603

T. 1 N., R. 12 W., Silver Bow County, Montana

Section 1:	Parcels 2 & 3 - COS #285-A	19.92

PATENTED MINING CLAIMS

A.	The following patented mining claims, all located in Jefferson County, Montana, are identified by U.S. Mineral Survey Number, Section, Township and Range.

NAME OF CLAIM	U.S. MS NO.	Section	Township & Range
Placer	213	9, 16	7N4W
Placer	258	8	7N4W
Minah	286	8	7N4W
Minah	381	8	7N4W
North Pacific, Lot 53A	474	9	7N4W
Lot 53B	474	9	7N4W
Somewhere	734	9	7N4W
North Atlantic	1649	9	7N4W
Hillside	1870	7, 18	7N4W
Homestake	2025	8	7N4W
Iowa	2026	8, 17	7N4W
Iron Dollar	2027	8	7N4W
General Harris	2038	8	7N4W
Leadville	2038	7, 8	7N4W
Annie B	2064	8	7N4W
Flagstaff	2122	4, 5	7N4W
Russell	2732	9	7N4W
San Pedro Millsite, Lot B	4747	8, 17	7N4W
San Pedro, Lot A	4747	8, 17	7N4W
Blizzard	5456	17, 18	7N4W
Superior	7582	23	7N4W
Tamarack Jr.	7583	23	7N4W
Sinrock	7584	23	7N4W
Slenes	7585	14, 23	7N4W
Seva	7587	22	7N4W
Golden Star	7588	22	7N4W
Red Rock	7589	22	7N4W
Fraction	7590	22	7N4W
Copper King	7591	22, 23	7N4W
Elk	8241	15	7N4W
Jockey Boy	8242	15	7N4W
American Mint	8243	15	7N4W
Song Bird	8244	15	7N4W
Ruby	8245	15	7N4W

NAME OF CLAIM	U.S. MS NO.	Section	Township & Range
Daisy	8246	15	7N4W
Monitor	8247	15	7N4W
Blue Rock	8248	9, 10, 15, 16	7N4W
Basin	8249	10, 15	7N4W
Mammoth	8250	10, 15	7N4W
Wickes	8251	10, 15	7N4W
Covellite	8252	10, 15	7N4W
Tom Boy	8253	10	7N4W
Chalcopgeite	8254	10	7N4W
Jumper	8255	10	7N4W
Equator	8256	10	7N4W
Leamy No. 1	8444	9, 16	7N4W
Leamy No. 2	8445	9	7N4W
Alpine	8854	9	7N4W
Butte	8854	9	7N4W
Fair Trial	8854	10	7N4W
Anna Lee	8865	10, 15	7N4W
Bessie H.	8939	17	7N4W
Walker	8940	7, 12	7N4W, 7N5W
Catherine	8940	7, 12	7N4W, 7N5W
Dewey	8940	7, 12	7N5W, 7N4W
Albert	8940	12	7N5W
Anna	8940	7, 8	7N4W
Black Rock No. 1	8940	7, 8	7N4W
Bonanza	8940	7	7N4W
Chief Joseph	8940	12	7N5W
Col Farish	8940	7	7N4W
Dow	8940	7	7N4W
Edwards	8940	12	7N5W
F.E.R. (FRACTION)	8940	7	7N4W
Glenbeg No. 1	8940	7	7N4W
Glenbeg No.2	8940	7	7N4W
Henrietta	8940	12	7N5W
Kathleen	8940	7	7N4W
Pine Ridge	8940	7	7N4W
Prosper	8940	7	7N4W
Tell	8940	7	7N4W

NAME OF CLAIM	U.S. MS NO.	Section	Township & Range
T.F.C.	8940	7	7N4W
Black Rock No. 3	8940	7, 8	7N4W
May Bird	8946	9, 16	7N4W
Columbia	9080	15, 16	7N4W
Gertie R	9081	21	7N4W
Highland	9082	9, 10	7N4W
Mary	9082	10	7N4W
North Alta	9082	9, 10	7N4W
Spring	9082	9, 10	7N4W
Tunnel	9082	9, 10	7N4W
Learned	9183	11	7N5W
Black Rock #2	9184	8	7N4W
Chamberlin	9184	7	7N4W
D.E.D.	9184	8	7N4W
Geraldine C.	9184	8	7N4W
Helena	9184	7	7N4W
Jordan	9184	7, 8	7N4W
Missing Link	9184	7, 18	7N4W
Montana	9184	8	7N4W
P.Q.C.	9184	8	7N4W
Ray	9184	7	7N4W
S.R.D.	9184	7	7N4W
Last Chance	9193	10	7N4W
Babe	9325	16	7N4W
Soldier Boy	9641	9, 16	7N4W
U.S.	9641	9, 16	7N4W
Butte	9915	12	7N4W
Glasgow	9915	11, 13, 14	7N4W
Gray Eagle	9915	11, 12	7N4W
Paris	9915	12	7N4W
Nellie	10031	16	7N4W
Houghton	10032	17 ,18	7N4W
Wickes	10032	17, 18	7N4W
Blizzard No. 2	10033	18	7N4W
Last Chance	10640	9	7N4W
Sure Thing	10640	9	7N4W
Little Nancy	8939	17	7N4W

NAME OF CLAIM	U.S. MS NO.	Section	Township & Range
Elkador Extension	8939	17	7N4W
Elkador	2038	17, 18	7N4W
Little Nancy Extension	8939	17, 18	7N4W
Simmons Placer	4154	8, 17	7N4W

B.
The Searchlight patented mining claim, M.S. No. 6640, and the Wasp patented mining claim, M.S. No. 6634, both of which are covered by that Exploration and Mining Lease dated March 19, 2004 between Fremont River Development Corporation and Montana Tunnels Mining, Inc.

UNPATENTED MINING CLAIMS

The following unpatented lode mining and millsite claims situate in Sections 10-15, 22-24, and 26-27, Township 7 North, Range 4 West, P.M.M., Jefferson County, Montana, to-wit:

County Recording

Claim Name	Book	Page	BLM MMC

GG 41R	70	296	126750
GG 42R	70	298	126751
GG 45	66	28	81809
GG 46	66	29	81810
GG 47	66	30	81811
GG 49	66	32	81813
GG 50	66	33	81814
GG 52	66	35	81816
GG 52R	70	621	127830
GG 53	70	639	81817
GG 55	70	635	81819
GG 113	66	420	86605
AE 1	63	256	28456
AE 2	63	258	28457
AER 3	66	414	86606
AER 4	66	415	86607
AER 5	66	416	86608
AER 6	66	417	86609
AER 7	66	418	86610
AER 8	66	498	88741
AER 9	66	499	88742
F 11R	70	280	126743
F 15	69	541	86632
	70	645

County Recording

Claim Name	Book	Page	BLM MMC

F 19	69	852	124060
	76	49-51
	76	129
	76	131
F-16	75	803	200554
F-17	70	643	121433
F-18	69	686	121434
F-22	70	286	126745
F-23	70	629	127834
F-24	70	288	126746
F-25	70	292	126747
F-26	70	290	126748
F-27	70	294	126749
ALTA FRACTION NO. 5	74	456	183678
ALTA FRACTION NO. 6	74	458	183679
ALTA FRACTION NO. 7	74	460	183680
GM 36	65	983	81868
GM 54	66	903	101643
MF 1	68	816	83464
	70	631
	75	800
TBX 14	69	191	28455
Kaki	69	193	28440
	76	141
	76	143

Owner or Claimant:  Montana Tunnels Mining, Inc.

Schedule 11

Current Insurance Policies

APOLLO GOLD/MONTANA TUNNELS

Insurance Program

Through June 30, 2008

Description			2007-8
Type	Insurer	Policy Number	Coverage
• Auto	National Union Fire Ins Co (AIG	CA 763-16-05	$1 million
• General Liability & Emp Benefit	National Union Fire Ins Co (AIG	GL 972-50-30	$2 million/$1K
• Umbrella	National Union Fire Ins Co (AIG)	BE7250685	$20 million/$10K
• Workers Comp (Corporate)	New Hampshire Insurance Company	WC 159-08-45	Statutory
• Foreign Pkg (WC)	AIG	WR10006025	Statutory
• Canadian Autos	Chubb Ins Companies of Canada	37112596	$2 million/$1K
• Canadian General Liability	American Home Assurance Co	RMGALA5488551	$2 million/$1K
• Property & Boiler,BI after 30 days	Zurich	IM4553928-02	$61 million/$500K (was $55 mil.)
• Stock throughput Program (Transit)	Lloyds of London	GMYA10L	$2.5 million/$5K
• Directors and Officers (D&O)	National Union Fire Ins Co (AIG)	659-63-98	$20 million/$100K/$150K (was $5+$5)
• Excess D&O over $5 million	National Union Fire Ins Co (AIG)	N/A	$5 million
• Other Insurance	National Union Fire Ins Co (AIG)	647-9816	$3 million
• Commercial Crime	Hartford Fire Insurance Co	00 FA 0233570-07	$3 million/$50K
• Fiduciary Liability	Federal Insurance Co (Chubb)	6801-6727	$1 million/$25K

Schedule 12
Excluded Claims

1	GG 41R
2	GG 42R
3	GG 49
4	GG 50
5	GG52
6	GG 52R
7	GG 53
8	GG 55
9	AER 8
10	AER 9
11	F-16
12	F-17
13	F-18
14	F-22
15	F-23
16	ALTA FRACTION NO. 5
17	ALTA FRACTION NO. 6
18	ALTA FRACTION NO. 7
19	GM 36
20	GM 54

Signing page

Executed as an agreement

Borrower
Signed for Montana Tunnels Mining, Inc. By its authorised signatory
By:
Authorised Signatory
print name
title

Guarantor
Signed for Apollo Gold Corporation By its authorised signatory
By:
Authorised Signatory
print name
title

Guarantor
Signed for Apollo Gold Inc. By its authorised signatory
By:
Authorised Signatory
print name
title

Signing page

Agent
Signed for RMB Resources Inc. By its authorised officer
By:
Authorised Officer
print name
title

Financier
Signed for RMB Australia Holdings Limited By
By:
Director
print name
By:
Director / Secretary
print name
title